UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __ )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Enphase Energy, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ENPHASE ENERGY, INC.
47281 Bayside Parkway
Fremont, CA 94538
(707) 774-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2022

Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Enphase Energy, Inc., a Delaware corporation (the “Company”). Due to the continued public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation in the Annual Meeting, this year, the Annual Meeting will be held virtually on Wednesday, May 18, 2022 at 9:00 a.m. Pacific Time via live audio-only webcast at www.virtualshareholdermeeting.com/ENPH2022. The Annual Meeting will be held online only and you will not be able to attend the meeting in person. You will be able to vote your shares electronically by internet and submit questions online during the meeting by logging in to the website listed above using the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied our proxy materials. Online check-in will begin at 8:45 a.m. Pacific Time and should allow ample time for the check-in procedures.
The Annual Meeting is being convened for the following purposes:
1.To elect our two nominees for director to the Board of Directors named in the accompanying Proxy Statement, to hold office until the 2025 Annual Meeting of Stockholders.
2.To approve, on advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.
3.To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 21, 2022 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.
In the event of a technical malfunction or other situation in which the meeting chair determines may affect the ability to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 9:30 a.m. Pacific Time on the date specified above and at our address at 47341 Bayside Pkwy, Fremont, CA 94538 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the investors page of our website at https://investor.enphase.com/shareholder-services/annual-meeting.
A complete list of the Company’s stockholders will be made available for examination by any stockholder for inspection for any purpose germane to the Annual Meeting for a period of ten (10) days prior to the Annual Meeting at the Company’s headquarters at 47281 Bayside Parkway, Fremont, CA 94538. In addition, the list will be available during the Annual Meeting by logging in at www.virtualshareholdermeeting.com/ENPH2022 using your 16-digit control number.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 18, 2022 virtually via live audio-only webcast at www.virtualshareholdermeeting.com/ENPH2022.
The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, are available at https://materials.proxyvote.com/29355a.

By Order of the Board of Directors

Badrinarayanan Kothandaraman President and Chief Executive Officer
Fremont, California
April 8, 2022

You are cordially invited to attend the meeting virtually. Whether or not you expect to attend the meeting virtually via live audio-only webcast, please vote over the telephone or the internet prior to the meeting as instructed in these materials, or sign and return your proxy card prior to the meeting in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote electronically during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ENPHASE ENERGY, INC.
47281 Bayside Parkway, Fremont, CA 94538

PROXY STATEMENT FOR THE 2022
ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Under rules adopted by the Securities and Exchange Commission (“SEC”), Enphase Energy, Inc. (sometimes referred to as “Company,” “Enphase,” “we,” “our,” or “us”) has elected to provide access to our proxy materials over the internet. We are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 8, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We do not expect to send any proxy materials by mail unless requested.
How do I attend the annual meeting?
This year’s Annual Meeting will be held entirely online to protect the health and safety of our stockholders and employees due to the continuing public health concerns regarding the COVID-19 pandemic and to facilitate stockholder participation. You will not be able to attend the Annual Meeting in person. The meeting will be held virtually on Wednesday, May 18, 2022 at 9:00 a.m. local time via live audio-only webcast at www.virtualshareholdermeeting.com/ENPH2022. To attend the meeting, you will need the 16-digit control number included in the Notice or proxy card, or within the body of the email for electronic delivery recipients. Online check-in will begin at 8:45 a.m. Pacific Time and you should allow ample time for the check-in procedures.
The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Additional information may be found at https://enphaseenergy.gcs-web.com/shareholder-services/annual-meeting. Information on how to vote by internet before and during the Annual Meeting is discussed below.
How do I ask questions at the virtual Annual Meeting?
Our virtual Annual Meeting allows stockholders to submit questions and comments during the Annual Meeting. You may submit questions during the Annual Meeting in the question box provided at www.virtualshareholdermeeting.com/ENPH2022. All directors and key executive officers are expected to be available to answer questions. We plan to answer questions pertinent to company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Stockholder questions related to personal or customer-related matters, that are not pertinent to annual meeting matters, or that contain derogatory references to individuals, use offensive language, or are otherwise out of order or not suitable for the conduct of the annual meeting as determined by the chair will not be addressed during the meeting.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting audio-only webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.
Enphase Energy, Inc. | 2022 Proxy Statement | 1

What if I cannot virtually attend the Annual Meeting?
You may vote your shares electronically before the meeting by internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting audio-only webcast to vote if you submitted your vote via proxy, by internet or by telephone in advance of the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 21, 2022, the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 134,957,743 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 21, 2022 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote by internet before or during the Annual Meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card or vote by internet or by telephone before the Annual Meeting to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 21, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. Simply follow the voting instructions in such Notice to ensure that your vote is counted. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares by internet during the Annual Meeting unless you request and obtain a valid 16-digit control number from your broker, bank or other nominee.
What am I voting on?
There are three matters scheduled for a vote:
•Election of our two nominees as Class I directors to serve until the 2025 Annual Meeting of stockholders or until their successors have been elected and qualified;
•Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement;
•Ratification of selection by the Audit Committee of the Board of Directors (“Audit Committee”) of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.
What if another matter is properly brought before the meeting?
The Board of Directors (“Board”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may vote “For” the nominees to the Board, or you may “Withhold” your vote for one or both nominees. For each other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by internet before or during the Annual Meeting, by telephone or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
•To vote through the internet:
–Before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will need the 16-digit control number included in the Notice or your proxy card or on the instructions that accompanied your
Enphase Energy, Inc. | 2022 Proxy Statement | 2

proxy materials. Your vote must be received by 11:59 p.m., Pacific Time on May 17, 2022 to be counted.
–During the Annual Meeting, please visit www.virtualshareholdermeeting.com/ENPH2022 and have available the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials.
•To vote over the telephone before the Annual Meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will need the 16-digit control number included in the Notice or your proxy card or on the instructions that accompanied your proxy materials. Your vote must be received by 11:59 p.m., Pacific Time on May 17, 2022 to be counted.
•To vote by mail, you must request printed copies of the proxy materials by mail and then fill out the proxy card and send it back in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a Notice containing voting instructions from that organization rather than from Enphase. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote through the internet during the Annual Meeting, you must obtain a valid 16-digit control number from your broker, bank or other nominee.

We provide internet and telephone proxy voting before the Annual Meeting (or via the internet during the Annual Meeting) to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, you must bear any costs associated with your internet access, such as usage charges from internet access providers.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 21, 2022.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine” under the rules of the New York Stock Exchange (NYSE). Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. These un-voted shares are counted as “broker non-votes.” Proposal No. 1 (election of the nominee for director) and Proposal No. 2 (advisory vote on compensation of named executive officers) are considered “non-routine” matters under NYSE rules, and we therefore expect broker non-votes to exist in connection with those proposals. Proposal No. 3 (ratification of the appointment of our independent registered public accounting firm) is expected to be a “routine” matter.
If I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as follows:
•“FOR” the election of the nominees named in this proxy statement to serve on the Board;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with specific voting instructions, the broker or other nominee may vote your shares “FOR” matters considered “routine,” as noted in the section above on “broker non-votes.”
Enphase Energy, Inc. | 2022 Proxy Statement | 3

As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may request and submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or online. You will need the 16-digit control number included in the Notice or your proxy card or on the instructions that accompanied your proxy materials.
•You may send a timely written notice that you are revoking your proxy to Enphase’s Corporate Secretary at 47281 Bayside Parkway, Fremont, CA 94538.
•You may virtually attend the Annual Meeting and vote by internet by visiting www.virtualshareholdermeeting.com/ENPH2022. To virtually attend the Annual Meeting, you will need the 16-digit control number included in the Notice, on your proxy card or on the instructions that accompanied your proxy materials. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or online proxy timely provided to us is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 9, 2022, to our Corporate Secretary at 47281 Bayside Parkway, Fremont, CA 94538, and must comply with all requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2023, you must do so in writing following the above instructions not earlier than the close of business on January 18, 2023 and not later than the close of business on February 17, 2023. We advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2023 is held more than 30 days before or after May 18, 2023. The section titled “Nominating and Corporate Governance Committee” in this proxy statement provides additional information on the director nomination process. In addition to satisfying the deadlines in the advance notice provisions of our Bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to our Corporate Secretary no later than March 19, 2023.
Enphase Energy, Inc. | 2022 Proxy Statement | 4

How many votes are needed to approve each proposal?

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect. Note, however, that the Company’s Corporate Governance Guidelines require that any nominee in an uncontested election who does not receive a majority of the votes cast shall submit an offer of resignation to the Nominating and Corporate Governance Committee.	Not applicable	No effect

2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person, by remote communication or represented by proxy and entitled to vote on the matter. However, this proposal is advisory and non-binding upon us.	Against	No effect

3	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2022	“For” votes from the holders of a majority of shares present in person, by remote communication or represented by proxy and entitled to vote on the matter.	Against	Not applicable
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the Record Date, there were 134,957,743 shares outstanding and entitled to vote. Thus, the holders of 67,478,872 shares must be present in person, by remote communication or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you virtually attend the Annual Meeting and vote by internet during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ENPH2022. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present in person, by remote communication during the Annual Meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our Corporate Secretary, at 47281 Bayside Parkway, Fremont, CA 94538, USA, telephone 1-877-797-4743.

Enphase Energy, Inc. | 2022 Proxy Statement | 5

PROPOSAL 1
ELECTION OF DIRECTORS

CLASSIFIED BOARD
The Board currently has seven members and is divided into three classes. Classes I and III currently have two members each and Class II currently has three members. Each class has a three-year term. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.
The term of office of the Class I directors will expire at the 2022 Annual Meeting. Each of the nominees listed below under “Class I Directors” is currently a director of the Company previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2025 annual meeting and until their respective successors have been elected and qualified, or, if sooner, until either director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting on the election of directors. The two nominees receiving the highest number of votes FOR will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either or both of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for each such nominee instead will be voted for such substitute nominee as our Nominating and Corporate Governance Committee of the Board (“Nominating and Corporate Governance Committee”) may propose. The persons nominated for election have agreed to serve if elected. The Company’s management has no reason to believe that either nominee will be unable to serve.
The following table sets forth the names, ages and positions of our directors as of March 21, 2022, the Record Date:

Name	Age	Position(s)
Badrinarayanan Kothandaraman	50	President, Chief Executive Officer (“CEO”), and Director
Steven J. Gomo(2)	70	Director
Jamie Haenggi(4)	52	Director
Benjamin Kortlang(1)(5)	46	Director
Joseph Malchow	36	Director
Richard S. Mora(5)(6)	57	Director
Thurman John Rodgers(3)(4)	74	Director

(1)Chair of the Nominating and Corporate Governance Committee
(2)Chair of the Audit Committee
(3)Chair of the Compensation Committee
(4)Member of the Nominating and Corporate Governance Committee
(5)Member of the Audit Committee
(6)Member of the Compensation Committee
It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting of Stockholders. Badri Kothandaraman, our President and CEO, and all but two of the other members of our board of directors attended our Annual Meeting of Stockholders in 2021.
The following is a brief biography of the nominees and each director whose term will continue after the Annual Meeting.

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Nominees For Election For A Three-Year Term Expiring At The 2025 Annual Meeting
Class I Directors
Steven J. Gomo has served as a member of our Board since March 2011. From August 2002 until October 2004, Mr. Gomo served as Senior Vice President of Finance and Chief Financial Officer, and from October 2004 until December 2011, as Executive Vice President of Finance and Chief Financial Officer, of NetApp, Inc., a computer storage and data management company. From November 2000 to April 2002, Mr. Gomo served as Chief Financial Officer of Gemplus International S.A., a smart card provider, and from February 1998 until August 2000, Mr. Gomo served as Chief Financial Officer of Silicon Graphics, Inc., a high-performance computer and computer graphics company. Prior to February 1998, Mr. Gomo held various finance, financial management, manufacturing, and general management positions at Hewlett-Packard Company, an information technology company. Mr. Gomo holds a bachelor of science degree in business administration from Oregon State University and a master of business administration degree from Santa Clara University. Mr. Gomo currently serves on the boards of directors of Nutanix, Inc., a next-generation hyperconverged enterprise cloud platform company, and Micron Technology, Inc., a global memory and storage solutions provider. From February 2005 to May 2017 Mr. Gomo served on the board of SanDisk Corporation, a designer, developer and manufacturer or flash storage solutions. From December 2020 through July 2021, Mr. Gomo served on the board of Rodgers Silicon Valley Acquisition Corp, a special purpose acquisition company that successfully completed a business combination with Enovix Corporation (Li-ion batteries). Mr. Gomo brings to our Board valuable financial and business expertise through his years of experience as a chief financial officer with publicly traded companies. Mr. Gomo provides an important role in leading the Board’s activities on financial and auditing matters, as well as collaborating with our independent registered public accounting firm and management team in these areas.
Thurman John Rodgers has served as a member of our Board since January 2017. Mr. Rodgers founded Cypress Semiconductor Corporation in 1982 and served as the President, Chief Executive Officer and as a member of the Board of Directors until April 2017. Since September 2020, he served as the Chairman of the board and chief executive officer of Rodgers Silicon Valley Acquisition Corp., a special purpose acquisition company, that successfully completed a business combination with Enovix Corporation (Li-ion batteries) in July 2021, and he continues to serve as the Chairman of the board of Enovix Corporation. From May 2002 to May 2011 Mr. Rodgers served as a member of the board of directors of SunPower Corporation, an energy company. From June 2004 through December 2012 Mr. Rodgers was a member of the board of trustees of Dartmouth College, his alma mater, and holds a Bachelor of Science degree in physics and chemistry from Dartmouth. Mr. Rodgers holds a master’s degree and a Ph.D. in electrical engineering from Stanford University. At Stanford, Mr. Rodgers invented, developed and patented VMOS technology. Mr. Rodger’s brings 35 years of public company CEO experience to our Board.
VOTE REQUIRED
The two nominees receiving the most “For” votes from the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Proxies may not be voted for a greater number of persons than the number of nominees named. The Company’s Corporate Governance Guidelines require that any nominee in an uncontested election who does not receive a majority of the votes cast shall submit an offer of resignation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEES
Enphase Energy, Inc. | 2022 Proxy Statement | 7

Class II Directors Continuing in Office Until the 2023 Annual Meeting
Benjamin Kortlang has served as a member of our Board since May 2010. Since August 2016, Mr. Kortlang has been a Partner with G2VP, LLC, a venture capital firm. From February 2008 to April 2020, Mr. Kortlang was a Partner with Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to January 2008, Mr. Kortlang worked with Goldman, Sachs & Co., most recently co-heading Goldman’s Alternative Energy Investing business. From June 2005 to February 2008, Mr. Kortlang was a Vice President within Goldman’s Special Situations Group, before which he was a Vice President in Goldman’s investment banking group focusing on Industrials and Natural Resources. From January 1996 to August 1998, Mr. Kortlang was an Associate with A.T. Kearney, Inc., a global management consulting firm where he focused on strategic and operations consulting in the energy, manufacturing, packaging, transportation and communications industries. From February 1993 to July 1994, Mr. Kortlang was a Business Analyst at National Australia Bank in strategic planning and macroeconomic forecasting. Mr. Kortlang holds a bachelor of business degree in economics and finance from Royal Melbourne Institute of Technology, a bachelor of commerce and an honors degree in econometrics from University of Melbourne and a master of business administration degree from the University of Michigan. Mr. Kortlang’s work as a venture capitalist with a focus on growth-stage investing in alternative energy technologies provides a valuable industry perspective to our Board. Additionally, Mr. Kortlang’s investing and business experience also provide our Board with a valuable perspective on building alternative energy businesses.
Richard Mora has served as a member of our Board since February 2014. From April 2017 through April 2020, Mr. Mora served as the Chief Executive Officer of Landis+Gyr, an energy management company. From January 2014 to April 2017, Mr. Mora has served as the Chief Operating Officer of Landis+Gyr. From August 2011 to January 2014, Mr. Mora served as the President and Chief Executive Officer of Landis+Gyr Americas where he had responsibilities for operations in both North and South America. From August 2008 to August 2011 Mr. Mora served as the President and Chief Executive Officer of Landis+Gyr North America. Mr. Mora holds a bachelor of arts degree in economics from Stanford University. Mr. Mora’s expertise in process and productivity improvements at the corporate, regional and country level provides a valuable perspective to our Board, as well as his years of experience with respect to emerging companies, risk management, team building and international operations.
Jamie Haenggi has served as a member of our Board since August 2020. Ms. Haenggi is currently the executive vice president, chief operating officer at ADT Solar, a division of ADT Security Services, a smart-home security provider, where she oversees sales, marketing contract center, field and business operations, HR, IT and administration. Prior to that, Ms. Haenggi was the executive vice president, chief customer officer at ADT Security Services from July 2018 to March 2022. She joined ADT in 2016 as senior vice president, chief sales and marketing officer and had previously been with the company from 1998 to 2006 with progressive senior leadership roles in commercial sales and marketing, and domestic and international sales and marketing. From 2010 to 2016, Ms. Haenggi was the chief customer experience officer at Protection 1, Inc., a home security systems company Previously, she was at Vonage, Inc. from 2006 to 2010 as the chief marketing officer and vice president of customer experience. Earlier in her career, Ms. Haenggi held various sales and marketing roles at Holmes Protection Group and National Guardian Corporation. She earned a bachelor of arts degree in international relations and Japanese from the University of Minnesota. Ms. Haenggi’s extensive experience in consumer and commercial sales, marketing, and customer experience brings a valuable perspective to our Board.
Class III Directors Continuing in Office Until the 2023 Annual Meeting
Badrinarayanan Kothandaraman joined Enphase in April 2017 as chief operating officer, before being appointed president and chief executive officer and a member of our Board in September 2017. Mr. Kothandaraman previously served as Executive Vice President of the Data Communications Division of Cypress Semiconductor, a semiconductor design and manufacturing company, from April 2011 to September 2016. An engineer by training, Mr. Kothandaraman received his bachelor of technology degree from IIT Madras and a master of science degree in materials science from University of California, Berkeley. He started his career with Cypress Semiconductor in 1995 and worked in process technology development and chip design before becoming vice president of the Asynchronous SRAM Business in 2008. Mr. Kothandaraman was subsequently promoted to executive vice president of Cypress’s Data Communications Division in November 2011 and spent the next five years building the USB 3.0, USB-C and the Internet of Things businesses. He also served as the executive director of Cypress Semiconductor Technology India Private Limited from 2012 to 2016. Mr. Kothandaraman attended the Stanford Executive Program in 2008 and holds eight U.S. patents. Mr. Kothandaraman brings to our Board strong technical, operational, strategy, and leadership experience during his 21-year career at Cypress Semiconductor and his tenure at Enphase.
Enphase Energy, Inc. | 2022 Proxy Statement | 8

Joseph Malchow has served as a member of our Board since February 2020 and as a consultant to Enphase since April 2019. Since 2013, Mr. Malchow has served as the founding partner at HNVR Technology Investment Management, a venture capital firm. He is the co-founder of Publir LLC, a cloud software company for high traffic websites, founded in 2011. Mr. Malchow currently serves on the board of Archaea Energy Inc., a renewable natural gas company, and is a member of the board of the National Civic Arts Society in Washington, D.C. From December 2020 through July 2021, he served on the board of Rodgers Silicon Valley Acquisition Corp, a special purpose acquisition company that successfully completed a business combination with Enovix Corporation (Li-ion batteries). Mr. Malchow holds an A.B. from Dartmouth College and a J.D. from Stanford University. Mr. Malchow brings to our Board many years of entrepreneurial and investment experience, with expertise in scaled infrastructure, software-driven business and machine learning.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise the ability to exercise independent judgment in carrying out the Board member’s responsibilities. As a result of this review, our Board determined that each of our current directors, other than Mr. Kothandaraman, our chief executive officer, and Mr. Malchow, who has served as a consultant for us since 2019, qualifies as an “independent” director within the meaning of the Nasdaq rules. Accordingly, a majority of our directors are independent, as required under Nasdaq rules.
Our non-employee directors meet in regularly scheduled executive sessions at which only non-employee directors are present.
BOARD DIVERSITY

Board Diversity Matrix (As of March 21, 2022]
Board Size:
Total Number of Directors:	7
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	1	4		2
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	1	2
Two or More Races or Ethnicities
LGBTQ+
Did not Disclose Demographic Background	2
BOARD LEADERSHIP STRUCTURE
Our Board has a Lead Independent Director, Mr. Gomo, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, as well as establish the agenda for these meetings. Accordingly, the Lead Independent Director has substantial ability to shape the work of the Board. The Company believes that having a Lead Independent Director reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having a Lead Independent Director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having a Lead Independent Director can enhance the effectiveness of the Board as a whole.
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ROLE OF THE BOARD IN RISK OVERSIGHT
Risk Oversight. One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Audit Committee responsibilities also include oversight of cybersecurity risk management through its oversight of our controls and procedures in the finance and accounting areas. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Each of our committees provides reports to the full Board on their oversight activities and elevates review of risk issues to the Board as appropriate. In addition, the Board meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business. These reports from our executive team are designed to provide timely visibility to the Board and its committees about the identification and assessment of key risks, our risk mitigation strategies and ongoing developments.
2021 Focus Areas. During 2021, the Board continued its oversight of the ongoing impacts of COVID -19, particularly with respect to the supply chain, inventory, workplace safety and other areas of human capital management, such as recruitment and retention and return to office. In addition, the Board, through the Audit Committee, focused on cybersecurity risks facing Enphase and our cybersecurity training program, which included mandatory training for all new employees as well as annual refresher trainings based on appropriate risks identified by the security team, phishing exercises and secure coding training for software developers.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met seven times during the 2021 fiscal year. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served during the portion of the 2021 fiscal year for which he or she was a director or committee member.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. All directors on the Board also participate on the Strategic Committee, which was established by the Board to consider and make recommendations to the Board regarding issues impacting the strategic direction of the Company, with participation from management, from time to time.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee, among other things:
•evaluates the performance of and assesses the qualifications of the independent auditors;
•determines and approves the scope of engagement and compensation of the independent auditors;
•confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; and
•establishes procedures, as required by law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.
Our Audit Committee also has the following responsibilities:
•determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;
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•reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;
•reviewing and approving or rejecting transactions between the Company and any related persons;
•oversight of the Company’s enterprise risk management program; and
•reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls.
The Audit Committee is composed of three directors: Messrs. Gomo, Kortlang and Mora. The Audit Committee met four times during the 2021 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at https://investor.enphase.com/corporate-governance.cfm.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent, as required by Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards.
The Board has also determined that Messrs. Gomo and Mora qualify as an “audit committee financial expert,” as defined in SEC rules. The Board made a qualitative assessment of their level of knowledge and experience based on a number of factors, including formal education, experience as a chief financial officer for public reporting companies or experience as a chief executive officer with financial oversight responsibilities.
Report of the Audit Committee of the Board of Directors1
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Mr. Steven J. Gomo
Mr. Benjamin Kortlang
Mr. Richard Mora

1 The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
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Compensation Committee
The Compensation Committee is composed of two directors: Messrs. Mora and Rodgers. All members of the Company’s Compensation Committee have been and are “independent,” as required by Rules 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards. The Compensation Committee met four times during the 2021 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at https://investor.enphase.com/corporate-governance.cfm.
The Compensation Committee acts on behalf of the Board to review and adopt, or recommend to the Board for adoption, and oversee the Company’s compensation strategy, policies, plans and programs, including:
•approving or recommending for approval to our Board the compensation and other terms of employment of our executive officers;
•reviewing and approving performance goals and objectives relevant to the compensation of our executive officers;
•evaluating and recommending to the Board for approval the compensation plans and programs, as well as evaluating and recommending to the Board for approval the modification or termination of existing plans and programs;
•reviewing and approving the type and amount of compensation to be paid or awarded to Board members;
•administering our equity incentive plans;
•establishing policies with respect to equity compensation arrangements;
•reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•reviewing the adequacy of our Compensation Committee charter on a periodic basis; and
•reviewing and evaluating the performance of the Compensation Committee.
Compensation Committee Processes and Procedures
The Compensation Committee meets at least annually, and with greater frequency if necessary. The Compensation Committee met five times during 2021. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and Vice President of Human Resources. The Compensation Committee meets periodically in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is also responsible for overseeing our Sustainability & Environmental, Social and Governance (ESG) strategy, initiatives, and policies, including communications with employees, investors, and other stakeholders.
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The Nominating and Corporate Governance Committee is composed of three directors: Messrs. Kortlang and Rodgers and Ms. Haenggi. All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during the 2021 fiscal year, and Committee business was also discussed from time to time during meetings of the Board. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at https://investor.enphase.com/corporate-governance.cfm.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including: having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. This process is designed to follow the guiding principle that the composition of the Board should reflect a diversity of thought, backgrounds, skills, experiences and expertise, and a range of tenures that are appropriate given the Company’s current and anticipated circumstances. Consistent with this philosophy, in addition to the criteria set forth above and subject to the rights of any third party to designate a director, the Nominating and Corporate Governance Committee will ensure each pool of qualified candidates for additional or vacant Board positions from which Board nominees are chosen includes candidates who bring racial and/or gender diversity. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee is committed to identifying qualified candidates of diverse qualities and backgrounds, including female candidates and/or candidates from underrepresented groups for its Board. In furtherance of this commitment, the Nominating and Corporate Governance Committee will proactively include female candidates and/or candidates from underrepresented groups in the initial list of candidates from which it will select prospective director candidates in each future director search and will require that any search firm it may engage to assist with a director search do the same.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon Nasdaq listing standards, SEC rules and regulations and the advice of counsel, if necessary.
The Nominating and Corporate Governance Committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. We amended our Bylaws, effective as of April 6, 2022, in order to implement proxy access. Pursuant to the proxy access provision, a stockholder or a group of no more than twenty (20) stockholders owning three percent (3%) or more of the voting power of the our outstanding capital stock continuously for at least three (3) years may nominate and include in our proxy statement for an annual meeting director nominees constituting up to the greater of two (2) individuals or twenty percent (20%) of the number of directors in office, provided the stockholders satisfy the requirements specified in the Bylaws.
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To date, the Nominating and Corporate Governance Committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to our Corporate Secretary at the following address: 47281 Bayside Parkway, Fremont, CA 94538, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
BOARD AND COMMITTEE EVALUATIONS
The Board and its principal committees perform an annual self-assessment to foster a culture of accountability for performance and continuous improvement so that the Board is able to meet its strategic objectives. The annual evaluation process provides the Board with valuable insight regarding areas where the Board believes it functions effectively, and where it can improve.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
We have not adopted a formal process for stockholder communications with the Board. However, every reasonable effort has been made to ensure that the views of stockholders are heard by the Board or individual director, and that appropriate responses are provided to stockholders in a timely manner. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board.
Our stockholders may direct communications to a particular director or to the directors generally, in care of Enphase Energy, Inc., 47281 Bayside Parkway, Fremont, CA 94538.
In addition, any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in care of Enphase Energy, Inc. 47281 Bayside Parkway, Fremont, CA 94538. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee.
CORPORATE GOVERNANCE
Our Board has adopted Corporate Governance Guidelines (the “Guidelines”) that outline the role of the Board and the responsibilities its various committees. These Guidelines are available on our website at https://investor.enphase.com/corporate-governance.cfm. The Guidelines assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth the practices that the Board intends to follow with respect to board composition and selection, the role of the Board, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, chief executive officer performance evaluation, succession planning and board assessment.
CODE OF CONDUCT
We have adopted the Enphase Energy Code of Conduct (“Code of Conduct”) that applies to all officers, directors and employees. The Code of Conduct is available on our website at https://investor.enphase.com/corporate-governance. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver on our website.
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ENVIRONMENTAL, SOCIAL, AND GOVERNANCE REPORT
We published our inaugural environmental, social, and governance (“ESG”) report in January of 2021 and intend to do so mid-year this year and going forward on an annual basis. Our ESG efforts are overseen by a senior management committee, along with board-level oversight led by our Nominating and Corporate Governance Committee. The Board will receive reports on sustainability and ESG matters from the Nominating and Corporate Governance Committee and senior management team at a minimum on an annual basis. The ESG report is available in the ESG section of our website. Additional information about the role of the Nominating and Corporate Governance Committee can be found in its written charter, also available to stockholders on our website. Information contained on our website is not incorporated by reference into this proxy statement or any other report we file with the SEC.
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PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. We are seeking an advisory vote from our stockholders to approve the compensation paid to our named executive officers “(NEOs”), as disclosed in this proxy statement.
The Compensation Committee, with assistance from an external compensation consultant, has structured our executive compensation program to stress a pay-for-performance philosophy. The compensation opportunities provided to our NEOs are significantly dependent on our financial performance, the performance of our stock and the NEO’s individual performance, which is intended to drive creation of sustainable stockholder value. The Compensation Committee will continue to emphasize what it believes to be responsible compensation arrangements that attract, retain, and motivate high-caliber executive officers, and motivate those officers to achieve our short- and long-term business strategies and objectives.
You have the opportunity to vote “For” or “Against” or to “Abstain” from voting to approve, on an advisory basis, the compensation paid to our NEOs as disclosed below in this proxy statement. In deciding how to vote on this proposal, we encourage you to consider Enphase’s executive compensation philosophy and objectives, and the design principles and the elements of our executive compensation program described below. As described in this proxy statement, a guiding principle of our compensation philosophy is that compensation should be linked to performance and that the interests of our executives and stockholders should be aligned. Our compensation program is a mix of short- and long-term components, cash and equity elements and fixed and contingent payments in proportions we believe will provide the proper incentives, reward our NEOs and help us achieve our goals and increase stockholder value. For example:
•Our NEOs receive a market-based compensation package.
•NEOs’ compensation is substantially tied to performance. A significant portion of their cash and equity compensation is based upon our financial performance along with our assessments of individual performance.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. The compensation of our NEOs subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is APPROVED.”
While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or Enphase, we value the opinions of our stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding our executive compensation program.
VOTE REQUIRED
Approval of this Proposal 2 requires “For” votes from the holders of a majority of shares present in person, by remote communication or by proxy and entitled to vote at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2
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PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Deloitte & Touche LLP has audited our financial statements since 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Our Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against Deloitte & Touche LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, by Deloitte & Touche LLP, our independent registered public accounting firm:

	Years Ended December 31,
	2021	2020
	(in thousands)
Audit Fees	$2,324	$2,161
Audit-related Fees	1,134	405
Tax Fees	109	101
All Other Fees	—	—
Total Fees	$3,567	$2,667
Audit Fees: For 2021 and 2020, consists of fees for professional services rendered, including audited financial statements presented in our annual report on Form 10-K, review of interim financial statements presented in our quarterly reports on Form 10-Q, services provided in connection with regulatory filings, our registration statement on Form S-8 related to our equity incentive plans, business combination, issuance of convertible notes and other matters related to our periodic filings with the SEC.
Audit-related Fees: Consists of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”.
Tax Fees: Consists of professional services rendered for tax compliance, tax advice and tax planning.
All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES.
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

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VOTE REQUIRED
The affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as an “Against” vote.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THIS PROPOSAL 3.
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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 21, 2022 by: (i) each director and nominee for director; (ii) each named executive officer as set forth in the Summary Compensation Table of this proxy statement; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Enphase Energy, Inc. 47281 Bayside Parkway, Fremont, CA 94538.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
The Vanguard Group(2)	13,920,337	10.3%
BlackRock, Inc.(3)	14,961,479	11.1%

Named Executive Officers and Directors
Badrinarayanan Kothandaraman(4)	2,405,462	1.8%
Eric Branderiz	115,691	*
Jeffrey McNeil	52,628	*
David Ranhoff	77,471	*
Steven J. Gomo(5)	196,218	*
Jamie Haenggi(6)	4,476	*
Benjamin Kortlang(7)	878,257	*
Joseph Malchow(8)	97,240	*
Richard Mora(9)	52,110	*
Thurman John Rodgers(10)	2,565,881	1.9%
All executive officers and directors as a group (10 persons)(14)	6,445,434	4.8%

*    Less than one percent.
1.This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 134,957,743 shares of our common stock outstanding at March 21, 2022. In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units (“RSUs”)) within 60 days of March 21, 2022. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
2.The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 10, 2022, reporting beneficial ownership as of December 31, 2021 and consists of common stock held of record by The Vanguard Group Inc., which reports that it has sole voting power over no shares, sole dispositive power over 13,366,984 shares, shared voting power over 224,790 shares, and shared dispositive power over 553,353 shares. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
3.The indicated ownership is based solely on a Schedule 13G/A filed by the reporting person on January 27, 2022, reporting beneficial ownership as of December 31, 2021. The reporting entity is a parent holding company and has sole voting power with respect to 13,825,730 shares and sole dispositive power with respect to 14,961,479 shares, reporting on behalf of the following subsidiaries: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co. Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. The business address of BlackRock is 55 East 52nd Street, New York, New York 10055.
4.Includes: (a) 1,399,660 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022; and (b) 1,005,802 shares held directly by Mr. Kothandaraman.
5.Includes: (a) 156,490 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022; (b) 517 shares of common stock issuable upon the vesting of RSUs within 60 days of March 21, 2022; and (c) 39,211 shares held directly by Mr. Gomo.
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6.Consists: (a) 479 shares of common stock issuable upon the vesting of RSUs within 60 days of March 21, 2022; and (b) 3,997 shares held directly by Ms. Haenggi.
7.Includes: (a) stock options exercisable for 2,475 shares within 60 days of March 21, 2022; (b) 479 shares of common stock issuable upon the vesting of RSUs within 60 days of March 21, 2022; (c) 602,614 shares held by trust. Mr. Kortlang disclaims beneficial ownership of the shares held by trust, except to the extent of his pecuniary interest therein; and (d) 272,689 shares held directly by Mr. Kortlang.
8.Includes: (a) 6,250 shares of common stock issuable upon the vesting of RSUs within 60 days of March 21, 2022; and (b) 90,990 shares held directly by Mr. Malchow.
9.Includes: (a) 49,285 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022; (b) 479 shares of common stock issuable upon the vesting of RSUs within 60 days of March 21, 2022; and (c) 2,346 shares held directly by Mr. Mora.
10.Includes: (a) 1,344,874 shares of common stock held by Rodgers Massey Revocable Living Trust dtd 4/4/1 for which Mr. Rodgers and his spouse, Valeta Massey, serve as trustees and share joint voting and dispositive power.; (b) 900,090 shares of common stock issuable upon the conversion of convertible senior notes due 2023 at the option of the holder within 60 days of March 21, 2022; (c) stock options exercisable 319,526 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022; (d) 479 shares of common stock issuable upon the vesting of RSUs within 60 days of March 21, 2022; and (e) 912 shares held directly by Mr. Rodgers.
11.Includes: (a) 4,509,315 shares beneficially owned by the current directors and executive officers; (b) 1,927,436 shares issuable pursuant to stock options exercisable within 60 days of March 21, 2022; and (c) 8,683 shares of common stock issuable upon the vesting of RSUs within 60 days of March 21, 2022.

MANAGEMENT
EXECUTIVE OFFICERS OF THE REGISTRANT
The following table sets forth certain information concerning our executive officers as of March 21, 2022:

Name	Age	Position
Badrinarayanan Kothandaraman	50	President, Chief Executive Officer ("CEO")
Mandy Yang	46	Vice President and Chief Financial Officer
David Ranhoff	67	Executive Vice President and Chief Commercial Officer
Jeffrey McNeil	60	Executive Vice President and Chief Operating Officer
Badrinarayanan Kothandaraman has served as our President and Chief Executive Officer and a member of our board of directors since September 2017. Prior to joining Enphase, Mr. Kothandaraman was Executive Vice President of the Data Communications Division of Cypress Semiconductor, a semiconductor design and manufacturing company, from April 2011 to September 2016. An engineer by training, Mr. Kothandaraman received his bachelor of technology degree from IIT Madras and a master of science degree in materials science from University of California, Berkeley. He started his career with Cypress Semiconductor in 1995 and worked in process technology development and chip design before becoming vice president of the Asynchronous SRAM Business in 2008. Mr. Kothandaraman was subsequently promoted to executive vice president of Cypress’s Data Communications Division in November 2011 and spent the next five years building the USB 3.0, USB-C and the Internet of Things businesses. He also served as the executive director of Cypress Semiconductor Technology India Private Limited from 2012 to 2016. Mr. Kothandaraman attended the Stanford Executive Program in 2008 and holds eight U.S. patents.
Mandy Yang served as our Vice President and Chief Accounting Officer from October 2018 until her promotion to our Vice President and Chief Financial Officer in February 2022. Ms. Yang has over 20 years of accounting, financial reporting, treasury, and tax experience. Previously, she was senior director and group controller at Tesla, Inc. from February 2017 to September 2018. Prior to that, she held various positions at SunPower Corporation, including senior director and division controller of the global distributed generation division, and concurrently as the chief accounting officer and corporate controller of 8point3 Energy Partners. Before that, she served in a variety of senior finance positions at Spansion Inc. Earlier in her career, Ms. Yang was an internal auditor at SYNNEX Corporation and an auditor with Deloitte & Touche. Ms. Yang earned her bachelor’s degree in international business from National Taiwan University and her M.B.A. degree in finance and accounting from the University of Illinois at Urbana-Champaign. She is a Certified Public Accountant in California and a Chartered Financial Analyst.
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David Ranhoff has served as our Vice President and Chief Commercial Officer since December 2017 and as our Executive Vice President and Chief Commercial Officer since February 2020. Mr. Ranhoff joined Enphase from GCL Solar Materials, a solar energy equipment supplier, where he was the president and CEO from April 2017 to December 2017. Prior to GCL, he was with SunEdison Inc., a renewable energy company, serving as president of the Solar Materials group from July 2013 until March 2017, and as a senior vice president of sales and marketing for both the solar materials and semiconductor divisions at SunEdison from July 2010 to June 2013. He joined SunEdison through its acquisition of Solaicx Inc., a crystal growth manufacturing company, where he served as president and CEO from May 2009 to July 2010. Mr. Ranhoff received his Bachelor of Science degree in electrical engineering from Northeastern University and attended the Stanford Executive Program.
Jeffrey McNeil has served as our Chief Operating Officer since April 2019 and as our Executive Vice President and Chief Operating Officer since February 2020. He had joined Enphase in January 2018 as our Vice President, Customer Support and Quality. Prior to joining Enphase, Mr. McNeil served as the Senior Vice President of Operations and Regulatory at Energous Corporation, a developer of wireless charging technology, from December 2015 to January 2018. From 1994 through December 2015, Mr. McNeil held various positions at Cypress Semiconductor Corporation in its manufacturing and operations organization, most recently as the Senior Vice President of Operations, where he led the global supply chain, logistics, and back end manufacturing organizations Mr. McNeil received his Bachelor of Science degree in chemical engineering from San Jose State University.
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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies, and analyzes how and why our Compensation Committee arrived at specific compensation decisions for fiscal 2021 for the individuals who served as our principal executive officer, our principal financial officer and our other executive officers as of December 31, 2021, referred to as our “named executive officers” or “NEOs.”
Our NEOs for fiscal 2021 were:

Executive	Position
Badrinarayanan Kothandaraman	President, Chief Executive Officer ("CEO")
Eric Branderiz (1)	Former Executive Vice President and Chief Financial Officer (ending February 14, 2022)
Jeffrey McNeil	Executive Vice President and Chief Operating Officer
David Ranhoff	Executive Vice President and Chief Commercial Officer

(1)Mr. Branderiz retired from the Company effective February 14, 2022.
As previously disclosed on a Current Report on Form 8-K dated as of February 9, 2022 and filed by us with the Securities and Exchange Commission, Eric Branderiz ceased serving as our Executive Vice President and Chief Financial Officer, effective February 14, 2022. Effective February 15, 2022, we appointed Mandy Yang, who previously served as our Vice President, Chief Accounting Officer and Corporate Treasurer, to succeed Mr. Branderiz as our Chief Financial officer.
Executive Summary
Business Overview
We are a global energy technology company. We deliver smart, easy-to-use solutions that manage solar generation, storage and communication on one single platform. We revolutionized the solar industry with our microinverter-based technology and we produce a fully integrated solar-plus-storage solution. To date, we have shipped more than 42 million microinverters, and approximately 1.9 million Enphase residential and commercial systems have been deployed in more than 130 countries.
Summary of Fiscal 2021 Performance
In 2021, we continued to report GAAP profitability and another record year for non-GAAP profitability and free cash flow generation. Our GAAP profitability for 2021 was $145 million. Our non-GAAP profitability for 2021 was $340 million, and we generated $315 million free cash flow in 2021. We also reported total revenue of $1,382 million for 2021, representing 78% growth year-over-year; and we shipped approximately 10.4 million microinverter products in 2021, representing approximately 3,621 megawatts DC, a 62% year-over-year increase in megawatts shipped.2
In 2021, we also continued to bolster our balance sheet by issuing an aggregate principal amount of $1.21 billion of convertible senior notes comprised of $632.5 million of our 0.0% convertible senior notes due 2026 and $575.0 million of our 0.0% convertible senior notes due 2028; and we repurchased $217.8 million in aggregate principal amount of our 0.25% convertible senior notes due 2025 and $88.1 million in aggregate principal amount of our 1.00% convertible senior notes due 2024.
We continue to actively monitor, evaluate, and respond to developments relating to the COVID-19 pandemic, which has resulted in, and is expected to continue to result in substantial manufacturing or supply chain problems, disruptions in local and global economies, volatility in the global financial markets, overall reductions in demand, delays in payment, restrictions on the shipment of our products, or other ramifications. The continuing extent of the impact of COVID-19 on our operational and financial performance will depend on developments, including the
2 See Appendix A for the most comparable reconciliation of U.S. GAAP to non-GAAP measures. We use these non-GAAP financial measures to analyze our operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting our business.
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duration and spread of the virus and its variants, impact on our end-customers’ spending, volume of sales, impact on our partners, suppliers, and employees and actions that may be taken by governmental authorities. The global supply chain and the semiconductor industry are experiencing challenges. We have seen supply chain challenges and logistics constraints increase, including component shortages, which have, in certain cases, caused delays in critical components and inventory and have resulted in increased costs. We continue to work to minimize the effects from supply chain constraints.
The graph depicted below shows a comparison of cumulative total stockholder returns for our common stock, the S&P 500 Index and the Invesco Solar ETF for the period from December 31, 2017 to December 31, 2021. An investment of $100 is assumed to have been made in our common stock and in each index on December 31, 2017, all dividends were reinvested, and the relative performance of the investments are tracked through December 31, 2021. The information shown is historical and stockholder returns over the indicated period should not be considered indicative of future stockholder returns or future performance.

Enphase Stock Price vs. Indices
December 31, 2017 - December 31, 2021

$10,000
$7,500
$5,000
$2,500
$0
12/31/17
12/31/18
12/31/19
12/31/20
12/31/21
Enphase Energy
S&P 500 Index
Invesco Solar ETF

2021 Executive Compensation Highlights
The important features of our executive compensation program for fiscal 2021 include the following:
•Our executive bonuses are dependent on meeting corporate objectives. Our quarterly performance-based bonus opportunities for all of our NEOs are dependent upon our achievement of quarterly corporate objectives and the individual officers’ performance in meeting their own individual objectives. In 2021, our Chief Executive Officer (“CEO”) received aggregate payouts equal to 57% of his target annual payout under our bonus program, and our other NEOs received aggregate payouts ranging from 59% to 72% of their target annual payouts. These payouts were driven by achievement of our quarterly corporate objectives and each NEO’s achievement of his individual quarterly goals, which were set to be aggressive and achievable, but only with significant effort, as further detailed below under “2021 Executive Compensation Program - 2021 Cash Performance Bonuses.”
•We grant equity awards subject to performance-based vesting conditions. In 2021, we awarded equity in the form of time-based RSUs and performance-based RSUs under our Performance Accelerated Restricted Stock Program for 2021 (the “2021 PARS Program”), with each NEO receiving 60% of the aggregate target value of their equity awards in the form of performance-based RSUs and 40% of such value in the form of time-based RSUs. Equity awards are an integral part of our executive compensation program and comprise the primary “at-risk” portion of our NEO compensation package.
•A substantial portion of executive pay is tied to performance. We structure a significant portion of our NEOs’ compensation to be variable (at risk) based on performance metrics/targets and/or changes in our stock price. For 2021, 98% of our CEO’s total direct compensation and an average of 99% of our other NEOs’ total direct compensation was at risk.
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The charts above reflect 2021 annual base salaries, performance bonus awards and grant date fair values of equity awards, as reported in the Summary Compensation Table. The charts do not include “All Other Compensation,” as reported in the Summary Compensation Table, because such amounts were less than 1% for each NEO’s aggregate compensation for 2021.
Advisory Vote on Executive Compensation
At our 2021 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of the NEOs, as disclosed in our 2021 proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. The Compensation Committee reviewed and considered the level of support for this “say on pay” vote (92.8% of total votes cast with respect to the advisory proposal). Given the strong vote result, the Compensation Committee determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote. However, our Compensation Committee will monitor and continually evaluate our executive compensation program going forward considering our stockholders’ views and our evolving business needs. Our Compensation Committee expects to continue to consider the outcome of our say on pay votes and our stockholders’ views when making future compensation decisions for the NEOs. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted on the preferred frequency in 2018.
Objectives, Philosophy and Elements of Executive Compensation
Our executive compensation program aims to achieve the following main objectives:
•attract, retain and reward highly qualified employees, including executives;
•provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;
•align our executives’ interests with those of our stockholders; and
•link pay to our performance.
Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, quarterly performance-based bonuses and long-term equity incentive compensation that vests based on continued service and achievement of Company and individual performance goals. We also provide our NEOs with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The following chart summarizes the objectives and key features of each of the three main elements of compensation for our NEOs.
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Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Fixed compensation that is periodically reviewed and adjusted if and when appropriate; determined based on a number of factors, including each NEO’s individual performance and our overall performance, and by reference, in part, to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards through quarterly payments for attaining key corporate and individual performance goals and individual contributions that relate to our key business objectives.
Target bonus amounts, calculated as a percentage of base salary, are periodically reviewed and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. In 2018, we began awarding the annual bonus opportunity for our employees, including the NEOs, on a quarterly basis. Bonus opportunities are dependent upon (i) individual performance objectives determined by the executive and approved by the Compensation Committee or the Board for the CEO and by the CEO for the other NEOs, and (ii) specific corporate performance objectives that are consistent with our long-term strategic plan, as determined by the CEO and the Board and approved by the Compensation Committee or the Board. Actual bonus amounts earned are determined by the Compensation Committee each quarter based on achievement of the corporate and individual performance objectives to incentivize our employees as the performance goals are achieved.

Long-Term Incentive (at-risk equity)	Motivates and rewards for our long-term performance; aligns executives’ interests with stockholder interests and changes in stockholder value; and attracts highly qualified executives and encourages their continued employment over the long term.
Equity incentives are granted as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement and also on an annual basis to existing employees to encourage retention. Individual awards are determined based on a number of factors, including current corporate and individual performance and market data provided by our independent compensation consultant. From 2018 - 2020, the long-term equity incentive awards included
(i) performance-based RSU awards vesting based on achievement of specified corporate goals measured over a one-year period,
(ii) performance-based RSUs awards vesting based on achievement of stock price targets over a one-year period, and (iii) time-based RSU awards vesting over two years based on continued service.
Since 2021, the long-term equity incentive awards have included
(i) performance-based RSU awards vesting based on achievement of specified corporate goals measured over a one-year period,
(ii) performance-based RSUs awards vesting based on achievement of personal goals measured over a one-year period, and (iii) time-based RSU awards vesting over two years based on continued service.
The ultimate value realized varies with our common stock price.

Factors Used in Determining Executive Compensation
In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our NEOs, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.
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We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, our Compensation Committee and Board set the compensation of our NEOs at levels they determine to be competitive and appropriate for each NEO, using the professional experience and judgment of Compensation Committee and Board members. However, a significant portion of the NEOs’ total target compensation is comprised of performance-based quarterly bonus opportunities and long-term equity awards vesting based on time, and achievement of other performance goals, in order to align the NEOs’ incentives with the interests of our stockholders and our corporate goals. In addition, our NEOs generally are awarded an initial new hire equity grant upon commencement of employment. This new hire equity grant is based primarily on competitive conditions applicable to the NEO’s specific position.
In making NEO compensation decisions, the Compensation Committee and Board generally take into consideration the following factors:
•Our performance and existing business needs;
•Each NEO’s individual performance, scope of job function and the criticality of the skill set of the NEO to our future performance;
•Internal pay equity;
•The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;
•A range of market data reference points, as described above under “Use of Competitive Market Compensation Data;” and
•Recommendations from consultants on compensation policy determinations for our NEOs.
Compensation Best Practices
•Change in control benefits are limited to double-trigger payments that require termination other than for cause or resignation for good reason in connection with a change in control to trigger payments.
•We do not provide our NEOs with any excise tax or other tax gross ups.
•We generally do not provide executive fringe benefits or perquisites to our NEOs, such as car allowances, personal security, or financial planning advice. We did not provide any such benefits or perquisites to our NEOs in 2021.
•We do not provide our NEOs with any special health or welfare benefits. Our NEOs participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time salaried employees.
•In 2021, our Compensation Committee retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advised the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that our Compensation Committee could regularly assess the Company’s individual and total compensation programs against these peer companies, the general marketplace and other industry data points.
•We structure our executive compensation programs to try to minimize the risk of inappropriate risk-taking by our NEOs.
How We Determine Executive Compensation
Role of our Compensation Committee, Management and the Board
The Compensation Committee is appointed by the Board to assist with the Board’s oversight responsibilities with respect to our compensation policies, plans and programs, administration of our equity plans and its responsibilities related to the compensation of our NEOs, directors, and senior management, as appropriate. The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, quarterly performance bonuses and equity awards) for our NEOs on an annual basis; however, the Compensation Committee also approves performance bonus payments on a quarterly basis and decisions may occur at other times for new hires, annual refresh equity awards, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee may form and delegate authority to subcommittees as appropriate. However, the Compensation Committee does not delegate authority to approve NEO compensation. The Compensation Committee does not maintain a formal policy regarding the timing of granting equity awards to our NEOs, but typically grants equity awards at a regularly scheduled meeting.
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Our Compensation Committee works with and receives information and analysis from management, including our legal, finance, and human resources departments, and our CEO, and considers the information and analyses provided by our management team in determining the structure and amount of compensation to be paid to our employees, including our NEOs. Our legal, finance, and human resources departments work with our CEO to design and develop recommended compensation programs for our NEOs and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee. Our CEO evaluates the other NEOS’ individual performances and provides the Compensation Committee with such NEO performance assessments and management’s recommendations and proposals regarding NEO compensation programs and decisions affecting base salaries, performance bonuses, equity compensation and other compensation-related matters outside of the presence of any other NEOs. However, our Compensation Committee and the Board retain the final authority to make all compensation decisions. While the CEO and members of our management team discuss recommendations and compensation arrangements with the Compensation Committee, they do not participate in the deliberations concerning their own compensation, including any determination thereof.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In 2021, the Compensation Committee retained Aon Consulting, Inc. (“Aon”) as its compensation consultant. Aon conducted market research and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries, target bonus amounts, equity awards, and the design of our performance-based RSU grant program for our top employees, including the NEOs. Aon also developed and recommended a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid the Compensation Committee in making executive pay decisions. The Compensation Committee assessed the independence of Aon pursuant to SEC rules and concluded that no conflict of interest existed that would have prevented Aon from serving as an independent consultant to the Compensation Committee.
Use of Competitive Market Data
We strive to attract and retain the most highly qualified employees and NEOs in an extremely competitive market. Accordingly, our Compensation Committee believes it is important when making its compensation decisions to be informed as to the competitive market for executive talent, including the current practices of comparable public companies with which we compete for such talent.
The Compensation Committee regularly reviews our peer group to determine if adjustments are necessary to ensure that the data derived from the group continues to represent current market practices. From time to time, our Compensation Committee will revise the peer group when it determines that additional or different peer companies or groups are necessary to provide appropriate information on market practices and compensation levels. For 2021, the peer group established consisted of the following companies:

Analog Devices, Inc.	Keysight Technologies, Inc.	Qorvo, Inc.
Cognex Corporation	Maxim Integrated Products, Inc.	Skyworks Solutions, Inc.
Wolfspeed, Inc. (formerly Cree, Inc.)	Microchip Technology Incorporated	SolarEdge Technologies, Inc.
Entegris, Inc.	MKS Instruments, Inc.	Sunrun, Inc.
First Solar, Inc.	Monolithic Power Systems, Inc.	Teradyne, Inc.
Generac Holdings, Inc.	ON Semiconductor Corporation	Universal Display Corporation
Inphi Corporation	Plug Power, Inc.	Xilinx, Inc.
The peer group criteria consisted of US-based publicly traded semiconductor, electrical component, and solar companies with a market capitalization between $8.5 billion and $60.0 billion and revenues of $300.0 million to $2.3 billion, $300.0 million. The Compensation Committee believes that the resulting peer group companies represent our labor market for talent for key leadership positions.
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Our Compensation Committee did not “benchmark” the compensation of any of our NEOs to a specific percentile of the compensation data derived from our 2021 peer group. Rather, our Compensation Committee reviewed compensation data from the 2021 peer group companies, referred to as the market data, as reference points (generally at the 25th, 50th and 75th percentiles of the market data) in making executive compensation decisions. Our Compensation Committee’s general aim is for total executive compensation to remain competitive with the market, with individual amounts varying as appropriate based on corporate and individual executive performance, and other factors deemed to be appropriate by our Compensation Committee. Given that our Company continues to evolve and grow, we have not developed a specific market positioning that we consistently aim for in setting compensation levels. Instead, our Compensation Committee determines each element of compensation, and total target cash and equity compensation, for each NEO based on various facts and circumstances appropriate for us in any given year. Competitive market positioning is only one of several factors, as described above under “Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, so individual NEO compensation may therefore fall at varying levels as compared to the market data.
2021 Executive Compensation Program
Base Salary
Our Compensation Committee generally reviews our NEOs’ salaries on an annual basis. The annual base salaries for our NEOs for 2021 are set forth in the chart below. The annual base salaries of our NEOs except Jeff McNeil remained unchanged in 2021 as compared with 2020 levels, because the Compensation Committee determined that their salaries negotiated in connection with assuming their current positions were sufficient for their continued service into 2021 and remained competitive based on market data. Mr. McNeil’s annual base salary was increased to match the base salaries of our CFO and COO, effective April 1, 2021, in line with the timing of our Company’s annual employee merit increases.

Named Executive Officer	2021 Annual Base Salary(1)
Badrinarayanan Kothandaraman	$450,000
Eric Branderiz	400,000
Jeffrey McNeil (1)	379,065
David Ranhoff	400,000

(1)Reflects an annual base salary of $316,260 from January 1 to March 31, 2021 and an annual base salary of $400,000 starting April 1 through the end of the year 2021.

2021 Cash Performance Bonuses
On January 28, 2021, upon recommendation by our Compensation Committee, our Board approved our 2021 Bonus Program. The 2021 Bonus Program was designed to align compensation with annual goals that are measured and paid quarterly, based upon Company and individual performance to better incentivize employees to strive to meet real-time goals set on a quarterly basis.
All our employees who were not otherwise participating in a separate incentive program, including our NEOs, were eligible for quarterly performance bonuses under the 2021 Bonus Program, based on (i) Company and individual performance measured against pre-approved goals set forth on a quarterly balanced scorecard developed by the employee and the employee’s supervisor, and (ii) the performance of our CEO toward overall corporate goals set forth on the CEO’s quarterly scorecard developed by our CEO and the Board. Since our CEO’s quarterly targets generally related to our strategic goals, the Compensation Committee believed that the CEO’s scorecard results were a good measure of the achievement of our overall corporate objectives and performance and demonstrated the contributions of our other employees, including our other NEOs, toward those achievements. The number of performance goals per quarter varied for each employee, but an employee could have as many as 45 quarterly goals included on his or her scorecard. The quarterly bonus payout for each eligible employee, including NEOs, was determined based on the employee’s eligible salary on a quarterly basis, multiplied by his or her bonus target (as a percentage of base salary), multiplied by a personal performance factor, multiplied by a Company performance factor and finally multiplied by a funding percentage determined based on quarterly profit.
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The personal performance factor was measured quarterly based on individual achievement of goals listed on the scorecard and ranged from 0 to 1.2, determined by dividing the actual score on the performance goals by 100, including 20 points for achievement of stretch goals. The personal performance factor was determined based upon a review of the employee’s quarterly scorecard and performance by each employee’s direct supervisor, in consultation with the employee. The Company performance factor was based on the CEO’s achievement of overall goals specified by our CEO and approved by the Board and ranged from 0 for achievement of less than 65% of the CEO goals, 1.0 for achievement between 65% and 80%, and 1.5 for achievement greater than 80%. The Company performance factor was determined by the Board, in consultation with the CEO.
Quarterly bonus payout funding could range from 0% to 150% of the figure yielded by the above formula, depending upon Company performance toward profitability targets in the applicable quarter. No quarterly bonuses could be funded or payable if quarterly Company profit before taxes measured on a non-GAAP basis and not including projected bonus payments, referred to as “PBB,” fell below $500,000. The actual funding percentage was determined by linear interpolation from 0% to 150% based on the ratio of actual PBB to projected operating plan PBB, with quarterly bonuses being funded and paid at 100% if actual quarterly PBB equals projected operating plan PBB and capped at 150%. Quarterly bonuses also could not be paid if the CEO quarterly scorecard results fell below 65% in the quarter, or, on an individual basis, an employee failed to achieve approved goals for the quarter or achieved a personal performance factor of 0. In determining non-GAAP quarterly profit before taxes, the Company excluded, among others, the following items: stock-based compensation expense, tariff refunds, acquisition related expenses and amortization, non-cash interest expense, loss on partial settlement of convertible notes, change in fair value of derivatives and non-GAAP income tax adjustment.
The Compensation Committee approved bonus target percentages for each NEO. Target bonus percentages for our NEOs were unchanged from the 2020 calendar year. Such target bonus percentages were consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance based and reflected the Compensation Committee’s review of internal pay equity. The respective target amounts for 2021 for our NEOs (based on actual salary paid during the applicable quarter) were set as follows:

Named Executive Officer	Bonus Target (% of base salary)(1)
Badrinarayanan Kothandaraman	100%
Eric Branderiz	75
Jeffrey McNeil	75
David Ranhoff	75

(1)Target numbers are annual and are payable in four quarterly installments based on performance on the goals.
The Compensation Committee retained final discretion over and approved all quarterly payments under the 2021 Bonus Program. The Compensation Committee could, in its discretion award all or a portion of earned 2021 bonuses to the NEOs and other employees in the form of fully vested RSUs. No bonuses were paid in the form of fully vested RSUs under the 2021 Bonus Program.
Performance Goals
Each NEO’s quarterly scorecard included milestones and performance goals measured quarterly and annually that were identified by the NEOs and reviewed, modified and approved in advance. They included a mix of short- and long-term goals that were focused on factors critical to our success. Quarterly NEO goals fell into ten broad categories: grow revenue, profit before taxes, new product introduction, innovation, operational efficiency, quality, ease of doing business, human resources, marketing and mergers and acquisitions. Individual goals within each category were “SMART” goals determined to be: specific, measurable, achievable, relevant and time-based. The CEO’s quarterly goals required approval by the Board or the Compensation Committee, while each other NEO’s quarterly goals required approval by the CEO. Each specific goal within the broad categories had an assigned weighting and a metric. The goals were scored quarterly and bonus payouts were determined as described above. In particular, the following is a summary of the key performance metrics out of the up to 20 to 45 quarterly goals selected for each NEO:
Mr. Kothandaraman (CEO goals)
•Increase annual revenue by 62% year-over-year
•Grow international revenue by 70% year-over-year
•Maintain favorable gross margins above 40%
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•Improve worldwide net promoter score (NPS) to 64%
Mr. Branderiz
•Increase annual revenue by 62% year-over-year
•Drive customer profitability, and monthly and quarterly customer-level forecast by region and type
•Limit Non-GAAP operating expenses to less than 15% of revenue
•Grow Non-GAAP diluted earnings per share (EPS) by 49%
Mr. McNeil
•Increase gross margin beyond 40% year-over-year
•Reduce micro system cost by 16% year-over-year
•Reduce defective parts per million by 25% year-over-year
•Improve worldwide NPS to 64%
Mr. Ranhoff
•Increase annual revenue by 62% year-over-year
•Grow storage revenue by 250% year-over-year
•Grow international revenue by 70% year-over-year
•Grow small commercial activations to 60MW in 2021
The quarterly scorecard goals for our NEOs for 2021 were set to be aggressive. The Board and NEOs believe that each NEO’s quarterly scorecard included performance goals that could be achievable, but only with significant effort, and the actual bonus payouts reflected in the chart below illustrate the difficulty each NEO had with achieving the applicable quarterly performance goals.
Performance Goal Achievement
At the end of each calendar quarter, our Compensation Committee reviewed our CEO’s individual achievement against the CEO’s quarterly scorecard. The CEO reviewed each NEOS’ performance against each of the NEO’s quarterly scorecards. Out of a possible 120 points each quarter (which include up to 20 points for achievement of stretch goals), our NEOs achieved the following scores on their quarterly performance goals in 2021:

Named Executive Officer	Q1 Score	Q2 Score	Q3 Score	Q4 Score
Badrinarayanan Kothandaraman	93.20	78.36	73.94	74.45
Eric Branderiz	113.64	97.29	96.93	100.21
Jeffrey McNeil	95.34	92.60	83.20	80.16
David Ranhoff	106.77	88.75	103.30	87.38
In addition, our Compensation Committee reviewed our performance against the predetermined CEO objectives and relative weightings and determined that we had achieved our CEO objectives at an 93.20% overall level for the first quarter, 78.36% overall level for the second quarter, 73.94% overall level for the third quarter and 74.45% overall level for the fourth quarter. The Compensation Committee also reviewed projected and actual PBB for each calendar quarter during 2021 and determined the applicable funding percentages as follows:

2021 Calendar Quarter	Projected PBB	Actual PBB	Funding Percentage
	(In millions, except for percentages)
Q1	$73.62	$83.25	113%
Q2	77.25	77.58	100
Q3	80.63	88.68	110
Q4	92.20	105.40	114
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The achievement levels on CEO corporate objectives were primarily impacted by supply chain challenges and logistics constraints, which led to a delay in new product introduction and increased costs. Based on our overall CEO corporate objective achievement, each NEO’s individual performance and level of achievement of the applicable quarterly scorecard goals, the Compensation Committee awarded our NEOs the quarterly bonuses shown in the chart below:

Named Executive Officer	2021 Target Annual Bonus	Q1 Actual Bonus	Q2 Actual Bonus	Q3 Actual Bonus	Q4 Actual Bonus	Aggregate 2021 Bonus	Aggregate Bonus as % of Target
Badrinarayanan Kothandaraman	$450,000	$118,481	$44,078	$45,750	$47,741	$256,050	57%
Eric Branderiz	300,000	96,310	36,484	39,984	42,840	215,618	72
Jeffrey McNeil (1)	284,299	63,885	27,455	41,505	34,268	167,113	59
David Ranhoff	300,000	90,488	33,281	42,611	37,355	203,735	68

(1)Reflects an annual base salary of $316,260 from January 1 to March 31, 2021 and an annual base salary of $400,000 starting April 1 through the end of fiscal year 2021.
Long-Term Equity-Based Incentive Compensation
We awarded equity in 2021 in the form of time- and performance-based RSUs under our 2021 PARS Program. The Compensation Committee implemented our 2021 PARS Program to reward our top talent for Company performance and incentivize them to remain with the Company. Our 2021 PARS Program was designed to encourage our executive staff and other selected top talent, including our NEOs, to focus on initiatives that promote the achievement of specified near-term and long-term goals. The time-based RSUs granted under our 2021 PARS Program vest in two equal installments on the first and second anniversaries of the grant date. The performance-based RSUs granted under our 2021 PARS Program were generally eligible to vest on the first anniversary of the grant date based on (i) the achievement of CEO performance goals and (ii) the achievement of the participant’s individual performance goals, in neither case dependent upon the other and in both cases subject to continued service through the vesting date. If neither the CEO performance goals nor a participant’s individual performance goals were met, then the performance-based RSUs would not have vested and would have been forfeited. In addition, achievement of CEO performance goals or a participant’s individual performance goals would not have accelerated the vesting of the RSUs subject to time-based vesting.
The Compensation Committee decided to generally allocate 40% of the aggregate target value of each NEO’s equity awards granted under the 2021 PARS Program in the form of time-based RSUs subject to a two-year vesting schedule, 40% of such value in the form of performance-based RSUs that vest based on achievement of the CEO performance goals and the remaining 20% of such value in the form of performance-based RSUs that vest based on the achievement of the participant’s individual performance goals. Actual achievement, as described in “Performance-Based RSUs Granted in 2021” below, and vesting pursuant to the 2021 PARS Program for our NEOs is reflected in the table below:

2021 PARS Program	Vesting in 2022		Vesting in 2023
	Target % of Grant	Actual % of Grant	Target % of Grant	Actual % of Grant
Service for 2021 and 2022	20%	20%	20%	20%
CEO Goals for 2021	40	20	—	N/A
Individual Goals Performance	20	10-20%	—	N/A
Total	80%	50-60%	20%	20%
The Compensation Committee determined an aggregate target award size for the equity incentive award for each NEO in 2021 based on our internal equity budget for grants for 2021, internal pay equity and the recommendations of our CEO. The Compensation Committee determined that this mix of time-based and performance-based RSUs for 2021 was appropriate to promote retention, motivate executives and align pay with long-term shareholder value creation.
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Time-Based RSUs Granted in 2021. As described above, in July 2021, the Compensation Committee approved the grant of the following RSUs to the NEOs, eligible to vest based on continued service over two years, with 50% vesting on each of March 1, 2022 and March 1, 2023 as follows:

Named Executive Officer	Date of Grant	Number of Shares Underlying Time-Based RSUs
Badrinarayanan Kothandaraman	7/1/2021	40,000
Eric Branderiz	7/1/2021	22,000
Jeffrey McNeil	7/1/2021	20,000
David Ranhoff	7/1/2021	16,000
Performance-Based RSUs Granted in 2021. In addition, as described above, in July 2021, the Compensation Committee approved performance-based RSU awards for our NEOs. The number of shares granted to each NEO was based upon the overall number of shares allocated to the 2021 PARS Program available for grant, the position held, performance during the prior year, and overall number of PARS Program participants in the Company. The actual number of RSUs granted under the 2021 PARS Program could vest up to 150% of the target amounts. If actual vesting were to exceed 100% of the granted amounts, it was anticipated that the Compensation Committee would consider granting additional RSUs to hit the achieved amounts.
The following table includes the target and maximum number of shares underlying the performance-based RSUs granted to our NEOs in 2021, as well as the number of shares actually received by our NEOs under the performance-based RSU awards based on achievement of the 2021 goals specified below:

Named Executive Officer	Date of Grant	Number of Shares Underlying Performance-Based RSUs (Initially granted at target)	Number of Shares Underlying Performance-Based RSUs (at Maximum)	Number of Shares Underlying Performance-Based RSUs (Earned)(1)
Badrinarayanan Kothandaraman	7/1/2021	60,000	90,000	30,000
Eric Branderiz	7/1/2021	33,000	49,500	22,000
Jeffrey McNeil	7/1/2021	30,000	45,000	20,000
David Ranhoff	7/1/2021	24,000	36,000	16,000

(1)Represents number of underlying performance-based RSUs actually received based on achievement of the goals as described below.
Two-thirds of the performance-based RSUs were eligible to vest on March 1, 2022, based upon achievement of 2021 annual CEO goals, measured for the year ended December 31, 2021, subject to continued service through March 1, 2022.
•0% vest if the goals are achieved at less than 65%, including stretch goals;
•50% vest if the goals are achieved at greater than or equal to 65% but less than 80% of total, including stretch goals;
•100% vest if the goals are achieved at greater than or equal to 80% but less than 100% of total, including stretch goals; and
•150% vest if the goals are achieved at 100% or greater of total, including stretch goals.
Annual CEO goals fell into ten broad categories: grow revenue, profit before taxes, new product introduction, innovation, operational efficiency, quality, ease of doing business, human resources, marketing and mergers and acquisitions. Individual annual CEO goals within each category were “SMART” goals determined to be: specific, measurable, achievable, relevant and time based. Specific goals were tied to revenue attainment, gross margin percentage, operating expense limits, new product introductions, product quality measurements, customer satisfaction NPS, cash flow, employee engagement (eNPS), systems implementation, marketing, mergers and acquisitions, and innovation.
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Category	PTS
GROW REVENUE	39
PROFIT BEFORE TAXES	18
NEW PRODUCTS	18
INNOVATION	5
OPERATIONS	6
QUALITY	10
EASE OF DOING BUS	11
HUMAN RESOURCES	5
MARKETING	6
MERGERS & ACQUISITIONS	2
TOTAL + SG	120
The 2021 annual CEO goals were approved by the Board and included stretch goals and vesting of up to 150% of target to reward achievement. Each specific goal within the broad categories was assigned a weighting and a metric. The total possible number of points under the annual CEO goals was 120 points. The 2021 annual CEO goals were scored once our 2021 financial results were reported and the total points under the annual CEO goals actually achieved were 73.82.
One third of the performance-based RSUs were eligible to vest on March 1, 2022, based upon the participant’s achievement of the individual 2021 annual goals, measured for the year ended December 31, 2021, subject to continued service through March 1, 2022.
•0% vest if the individual goals are achieved at less than 65%, including stretch goals;
•50% vest if the individual goals are achieved at greater than or equal to 65% but less than 80% of total, including stretch goals;
•100% vest if the individual goals are achieved at greater than or equal to 80% but less than 100% of total, including stretch goals; and
•150% vest if the individual goals are achieved at 100% or greater of total, including stretch goals.
The achievement of individual goals was evaluated and scored by the participants and approved, in the case of the CFO, COO and CCO, by the CEO; and in the case of the CEO, by the Compensation Committee and the Board.
The Compensation Committee and the Board believed the CEO goals and the individual goals for the performance-based RSU grants under the 2021 PARS Program were challenging and difficult to achieve, but attainable with significant skill and effort on the part of our NEOs. The CEO and individual goals served to provide incentives to each of our NEOs to assist the CEO in meeting goals that were deemed critical to the ongoing success of the Company and consistent with our long-range plan to increase stockholder value.
Payout of 2021 Performance-Based RSUs
On February 21, 2022, the Compensation Committee approved the vesting and settlement of the performance-based RSUs at 50% of the target amount for the RSUs that vest based on the CEO goals; the vesting and settlement of the performance-based RSUs for individual goals was approved at 100%for the achievement of the individual goals by each NEO other than the CEO.
The portion of the performance-based RSUs tied to the achievement of 2021 annual CEO goals that did not vest and were cancelled were due in large part to product schedules not met and supply chain constraints as a result of the continuing pandemic and resulting periodic factory shutdowns.
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Accordingly, each NEO’s performance-based RSUs were paid out as follows:

Named Executive Officer	Number of Shares Paid out for CEO Goals Performance (at Target)	Number of Shares Paid out for Individual Goals Performance (at Target)	Total Number of Shares Actually Paid out for 2021 Performance(1)
Badrinarayanan Kothandaraman	20,000	10,000	30,000
Eric Branderiz	11,000	11,000	22,000
Jeffrey McNeil	10,000	10,000	20,000
David Ranhoff	8,000	8,000	16,000

(1)Represents number of underlying performance-based RSUs actually received based on achievement of the CEO goals and individual goals as described above. The Compensation Committee determined the achievement of the performance factors on February 21, 2022.
Other Features of Our Executive Compensation Program
Employment Offer Letters and Severance and Change in Control Benefits
We have entered into offer letter agreements with each of our NEOs upon their initial commencement of employment with us. Each of our NEOs is employed at will and may be terminated at any time for any reason.
Each of our NEOs is a participant in our Severance and Change in Control Benefits Plan, under which our NEOs are eligible to receive severance payments and benefits upon a termination of employment without “cause” or the resignation by a participant for “good reason” or upon such a termination in connection a change in control transaction. The adoption of the Severance and Change in Control Benefit Plan reflects our desire to have a consistent set of benefits across the executive team. Our Compensation Committee considers these severance benefits critical to attracting and retaining high-caliber executives. Additionally, our Compensation Committee believes that additional change-in-control severance benefits minimize the distractions to an executive in connection with a corporate transaction and reduce the risk that an NEO departs our Company before a transaction is completed. We believe that the Severance and Change in Control Benefit Plan allows our NEOs to focus on continuing normal business operations and, in the case of change-in-control benefits, on the success of a potential business combination, rather than worry about how business decisions that may be in our best interest will impact their own financial security. Our Compensation Committee periodically reviews the severance and change in control payments and benefits that we provide, including by reference to market data, to ensure they remain appropriately structured and at reasonable levels.
A more detailed description of the employment offer letters, the Severance and Change in Control Benefit Plan and each of our NEO’s payment and benefit levels thereunder and other severance and change in control payments and benefits is provided below under the section titled “Employment Contracts and Termination of Employment and Change of Control Arrangements.”
401(k) Plan, ESPP, Welfare and Health Benefits
We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2021, we used a discretionary matching formula for all participants in the 401(k) plan, including our NEOs, under which we matched $0.25 for each dollar contributed by a participant up to the lesser of (i) 6% of the participant’s annual compensation, as defined in the 401(k) plan, or (ii) $1,500. Such Company matching contributions are subject to a six-year vesting schedule, with vesting beginning on the participant’s start date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
We also offer our employees, including our NEOs, the opportunity to purchase shares of our common stock at a discount under our employee stock purchase plan, or ESPP. Under the ESPP, all eligible employees, including the NEOs, may allocate up to 15% of total compensation for that year to purchase our stock at a 15% discount to the market price, subject to specified limits.
In addition, we provide other benefits to our NEOs, on the same basis as to all of our full-time employees. These benefits include medical, dental and vision insurance plans, medical and dependent care flexible spending accounts, group life, short-term and long-term disability and accidental death and dismemberment insurance plans.
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Perquisites and Other Personal Benefits
Historically, we have not provided perquisites or other personal benefits to our NEOs. However, in the future we may provide such items in limited circumstances, such as when we believe it is appropriate to assist an individual in the performance of their duties, to make our executives more efficient and effective, and to recruit, motivate, or retain executives. All future practices with respect to perquisites or other personal benefits for executives will be approved and subject to periodic review by the Compensation Committee.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Deductibility of Executive Compensation
Section 162(m) of the Code has historically limited companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year, subject to certain exceptions, including an exception for certain “performance-based compensation,” as defined in the Code and accompanying regulations. Pursuant to the Tax Cuts and Jobs Act, the “performance-based compensation” exception under Section 162(m) of the Code was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m) of the Code.
Other Compensation Policies and Practices
Clawback Policy
Under the provisions of section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the CEO and CFO may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive. Currently our clawback policy applies to all employees and provides it is appropriate to recover any incentive-based compensation that was paid based on erroneous financial information reported under securities laws. Specifically, we may recoup any incentive compensation from any employee if: (i) he or she engages in intentional misconduct pertaining to any financial reporting policy; (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee; or (iii) he or she engages in any fraud, theft, misappropriation, embezzlement or dishonesty. Any recoupment will be made irrespective of whether the employee’s conduct contributed to the need for the restatement and/or revision. If triggered, to the fullest extent permitted by law we may require the employee to reimburse the Company for all or a portion of any incentive compensation received within the last 12 months from the date that the erroneous financial information was reported. The employee may also be required to remit to the Company any profits realized from the sale of the Company’s common stock within the last 12 months from the date the erroneous financial data was reported. The clawback will be calculated as the excess amount paid on the basis of the erroneous results.
In all circumstances the Compensation Committee will have the ability to exercise discretion with respect to all reimbursements under the clawback policy.
Additionally, it is the intent of the policy to comply with the clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The policy may be modified to the degree that it does not comply with the final requirements issued by the Securities Exchange Commission.
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Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our NEOs and directors from engaging in short sales, transactions in put or call options, hedging transactions, pledges, or other inherently speculative transactions relating to our common stock. In addition, our directors, NEOs and any person required to comply with the blackout periods and pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans and may not hold Company securities in margin accounts unless permitted by the Clearing Officer with the approval of the Lead Independent Director, Chair of the Audit Committee, or the Board of Directors.
Consistent with the terms of our insider trading policy, TJ Rodgers has received permission to use Company securities on an ongoing basis to secure a margin account(s) and Badri Kothandaraman has received permission to use Company securities as collateral to secure a credit line.
Analysis of Risks Presented by Our Compensation Policies and Programs
The Compensation Committee has reviewed our compensation policies and practices, in consultation with outside counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, terms and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; rather, it believes the mix of short-term compensation (in the form of salary and quarterly bonuses, if any, which are based on a variety of performance factors) and long-term compensation (in the form of stock options or RSU grants) prevents undue focus on short-term results and helps align the interests of our NEOs with the interests of our stockholders. In addition, our insider trading policy and prohibition against hedging and pledging of our stock protects against short-term decision making by our NEOs, directors and others identified as covered insiders under our insider trading policy. The Compensation Committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.
COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee of the Board recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Thurman John Rodgers, Chair
Richard Mora

(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
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Summary Compensation Table
The following table provides information for the years presented regarding the compensation of our principal executive officer, our principal financial officer and the two other individuals who served as executive officers in 2021. We refer to these persons as our “NEOs”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Badrinarayanan Kothandaraman President and CEO	2021	$450,000	$—	$18,311,000	$256,050	$2,112	$19,019,162
	2020	450,000	—	4,677,900	108,785	1,920	5,238,605
	2019	450,000	—	2,844,403	588,719	3,730	3,886,852

Eric Branderiz Former EVP and CFO	2021	400,000	—	10,071,050	215,618	4,092	10,690,760
	2020	400,000	—	2,572,845	92,951	4,092	3,069,888
	2019	400,000	—	962,530	459,201	5,391	1,827,122

Jeffrey McNeil EVP and COO	2021	379,065	—	9,155,500	167,113	4,710	9,706,388
	2020	316,260	—	2,338,950	61,041	4,092	2,720,343
	2019	312,195	—	818,510	289,569	5,808	1,426,082

David Ranhoff EVP and CCO	2021	400,000	—	7,324,400	203,735	6,108	7,934,243
	2020	400,000	—	935,580	88,679	6,108	1,430,367
	2019	400,000	—	31,751	446,440	7,213	885,404

(1)The dollar amounts in this column represent the aggregate grant date fair value of time-based RSU awards and performance-based RSU awards granted for the years indicated calculated in accordance with FASB ASC Topic 718, disregarding the estimate for forfeitures. For a discussion of the valuation methodology used, see Note 16, “Stock-Based Compensation” of the notes to consolidated financial statements included in Item 8 of our Annual Report on Form 10‑K for the year ended December 31, 2021, as filed with the SEC on February 11, 2022. Assuming that maximum performance is achieved under our 2021 PARS Program, the value of the performance-based RSU awards to our NEOs at the date of grant would have been as follows: Mr. Kothandaraman - $16,479,900; Mr. Branderiz - $9,063,945; Mr. McNeil - $8,239,950 and Mr. Ranhoff - $6.591,960. With respect to performance awards, grant date fair values, as computed in accordance with FASB ASC 718 and presented in the table above and below under “2021 Grants of Plan Based Awards” are based upon the then probable outcome of the performance condition. These amounts do not necessarily correspond to the actual value that may be realized from the option awards by the NEOs.
(2)The amounts in this column for 2021, consist of $1,560 cell phone allowance and $1,500 in matching 401(k) contributions for each of our NEOs (except for Mr. Kothandaraman, who did not participate in the 401(k) plan), and group term life insurance payments for each NEO as follows: Mr. Kothandaraman - $552; Mr. Branderiz - $1,032; Mr. McNeil - $1,650 and Mr. Ranhoff - $3,048.

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Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2021 to the NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Named Executive Officer	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Badrinarayanan Kothandaraman	7/1/2021					40,000	7,324,400
	7/1/2021			60,000	90,000		10,986,600
		450,000	810,000

Eric Branderiz	7/1/2021			33,000	49,500		6,042,630
	7/1/2021					22,000	4,028,420
		300,000	540,000
Jeffrey McNeil (1)	7/1/2021					20,000	3,662,200
	7/1/2021			30,000	45,000		5,493,300
		284,299	511,738

David Ranhoff	7/1/2021			24,000	36,000		4,394,640
	7/1/2021					16,000	2,929,760
		300,000	540,000

(1)This column sets forth the target and maximum amount of each Named Executive Officer’s annual performance-based bonus for the fiscal year ended December 31, 2021 under our quarterly cash performance-based bonus plan. Accordingly, the amounts set forth in this column do not represent actual compensation earned by our Named Executive Officers for the fiscal year ended December 31, 2021. For the actual performance-based bonus paid to our Named Executive Officers for the fiscal year ended December 31, 2021, see the sub-section entitled “Summary Compensation Table.” For further discussion, see the sub-section entitled “Compensation Discussion and Analysis - 2021 Quarterly Cash Performance Bonuses.” The maximum amount each NEO could earn was a possible total 120 points under the individual performance-based bonus goals times 1.5, assuming a maximum payout of 150% under the plan.
(2)Assuming that maximum performance is achieved under our 2021 PARS Program, the value of the performance-based RSU awards to our NEOs at the date of grant would have been as follows: Mr. Kothandaraman - $16,479,900; Mr. Branderiz -$9,063,945; and Mr. McNeil - $8,239,950 and Mr. Ranhoff $6,591,960. Accordingly, the amounts set forth in this column do not represent actual compensation earned by our Named Executive Officers for the fiscal year ended December 31, 2021. For the actual compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2021, see the sub-section entitled “Summary Compensation Table.” For further discussion, see the sub-section entitled “Compensation Discussion and Analysis - 2021 Cash Performance Bonuses.”
(3)Amounts represent the grant date fair value of each stock award granted in 2021 calculated in accordance with FASB ASC Topic 718. Refer to Note 16 of the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 regarding assumptions underlying the valuation of stock awards and the calculation method. For additional detail on the grant date fair value of the performance-based RSUs, see Summary Compensation Table - footnote (1) above.

Enphase Energy, Inc. | 2022 Proxy Statement | 39

Outstanding Equity Awards at December 31, 2021.
The following table presents the outstanding equity awards held by each of our NEOs as of December 31, 2021.

	OPTION AWARDS						STOCK AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable(1) (#)		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested(2) (#)		Market Value of Shares of Stock That Have Not Vested(2) ($)
Badrinarayanan Kothandaraman	554,660	(3)	—	(3)	1.31	4/15/24
	1,000,000	(4)	—	(4)	1.29	9/12/24
							20,000	(5)	3,658,800
							40,000	(6)	7,317,600
							60,000	(7)	10,976,400
Eric Branderiz							37,500	(8)	6,860,250
							11,000	(5)	2,012,340
							22,000	(6)	4,024,680
							33,000	(7)	6,037,020
Jeffrey McNeil (1)							37,500	(9)	6,860,250
							10,000	(5)	1,829,400
							20,000	(6)	3,658,800
							30,000	(7)	5,488,200
David Ranhoff							24,000	(5)	4,390,560
							4,000	(6)	731,760
							16,000	(7)	2,927,040

(1)Vesting of each stock option and stock award is contingent upon the NEOs continued service, except as may be accelerated on certain events described below under “Employment Contracts and Termination of Employment and Change of Control Arrangements.”
(2)The dollar amounts in this column represent the market value of the shares underlying the RSUs as of December 31, 2021, based on the closing price of our common stock, as reported on the Nasdaq Global Market, of $182.94.
(3)The remaining shares subject to this option award vest in equal monthly installments through April 10, 2021.
(4)The remaining shares subject to this option award vest in equal monthly installments through September 3, 2021.
(5)The shares subject to the RSU vest over a two-year period commencing on April 14, 2020, with 1/2 of the RSU shares vesting on March 1, 2021 and March 1, 2022.
(6)The shares subject to the RSU vest over a two-year period commencing on July 1, 2021, with 1/2 of the RSU shares vesting on March 1, 2022 and March 1, 2023.
(7)The shares subject to the performance-based RSU vest upon achievement of the 2021 performance goals and vests on March 1, 2022.
(8)The shares subject to the RSU vest over a four-year period commencing on June 4, 2018, with 1/4th of the RSU shares vesting on June 15, 2019; thereafter, 1/8th of the RSU shares shall vest semi-annually.
(9)The shares subject to the RSU vest over a four-year period commencing on January 1, 2018, with 1/4th of the RSU shares vesting on January 2, 2019; thereafter, 1/8th of the RSU shares shall vest semi-annually.

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Option Exercises and Stock Vested During 2021
The following table shows for the fiscal year ended December 31, 2021 certain information regarding option exercises and stock awards accrued on vesting during the last fiscal year with respect to the NEOs:

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Badrinarayanan Kothandaraman	114,180	$13,521,196	60,000	$11,187,000
	—	—	60,000	11,187,000
	—	—	20,000	3,729,000
	—	—	—	—
Eric Branderiz	—	—	33,000	6,152,850
	—	—	37,500	5,434,500
	—	—	37,500	7,651,500
	—	—	20,000	3,729,000
	—	—	11,000	2,050,950
Jeffrey McNeil (1)	—	—	30,000	5,593,500
	—	—	37,500	7,744,125
	—	—	37,500	6,562,500
	—	—	17,000	3,169,650
	—	—	10,000	1,864,500
David Ranhoff	—	—	125,000	14,972,500
	—	—	125,000	30,588,750
	—	—	1,200	2,237,400
	—	—	4,000	745,800

(1)The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the Nasdaq Stock Market on the exercise date.
(2)Represents the vesting of RSUs.
(3)The value realized is based on the closing price of our common stock on the vesting date as reported on the Nasdaq Stock Market multiplied by the number of restricted stock or RSUs vested, less the par value of the stock issued.

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EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
Badrinarayanan Kothandaraman
Mr. Kothandaraman has served as our President and Chief Executive Officer since September 3, 2017, pursuant to an employment offer letter, on an at-will basis. In 2020 and 2021, Mr. Kothandaraman’s annual base salary was $450,000 per year, with a target bonus opportunity of 100% of his base salary. Mr. Kothandaraman also received an additional stock option grant of 1,000,000 shares of our common stock, in connection with his promotion to CEO in September 2017. In addition, Mr. Kothandaraman was eligible to participate in the 2021 PARS program. Mr. Kothandaraman is designated as a Tier I participant in the Severance Plan described below.
Eric Branderiz
On June 4, 2018, we appointed Mr. Branderiz to serve as our Chief Financial Officer, on an at-will basis. Mr. Branderiz retired from the Company on February 14, 2022. Mr. Branderiz’s annual base salary was $400,000 per year, with a target bonus opportunity of 75% of his base salary. In addition, Mr. Branderiz was eligible to participate in the 2021 PARS program. Mr. Branderiz was designated as a Tier I participant in the Severance Plan described below. In connection with his resignation, Mr. Branderiz entered into a separation agreement with the Company. Under the separation agreement, in recognition of his service and for a general release of claims, the Company provided Mr. Branderiz with the following severance benefits: (a) a lump-sum cash payment of 12 months of Mr. Branderiz’s monthly base salary and target annual bonus calculated at 100% of target levels for 2022, less applicable withholdings; (b) Company–paid COBRA premiums for continued health insurance for up to 12 months; and (c) accelerated vesting of all of Mr. Branderiz’s outstanding equity awards.
Mandy Yang
Effective February 15, 2022, we appointed Ms. Yang as our Chief Financial Officer, on an at-will basis. Ms. Yang’s annual base salary is $350,000, with a target bonus opportunity target of 75% of her base salary. In connection with her new appointment, Ms. Yang received a grant of 40,000 RSUs, that will vest over 4 years from her appointment based on her continued service with Enphase. Ms. Yang was eligible to participate in the 2021 PARS program.
Additionally, Ms. Yang is a Tier III Participant in the Severance Plan described below.
Jeffrey McNeil
Effective April 25, 2019, we appointed Mr. McNeil to serve as our Chief Operating Officer. Mr. McNeil’s annual base salary was $316,260 from January 1, 2021 through March 31, 2021 and $400,000 thereafter starting April 1, 2021, with a bonus target of 75% of base salary. Mr. McNeil was eligible to participate in the 2021 PARS program.
In addition, we designated Mr. McNeil as a Tier III participant in the Severance Plan described below.
David Ranhoff
Effective December 1, 2017, we appointed Mr. Ranhoff to serve as our Chief Commercial Officer, pursuant to an employment offer letter, on an at-will basis, at an annual base salary of $400,000, with a bonus target of 75% of base salary. Mr. Ranhoff also received a grant of 1,000,000 RSUs in connection with his appointment as Chief Commercial Officer. Mr. Ranhoff was eligible to participate in the 2021 PARS program.
In addition, we designated Mr. Ranhoff as a Tier I participant in the Severance Plan described below.
Severance and Change in Control Benefit Plan
On March 2013, the Compensation Committee approved the Severance and Change in Control Benefit Plan (“Severance Plan”) for executive officers and other key employees, including the NEOs. Upon acceptance by a participant, the Severance Plan superseded and replaced certain existing severance agreements. The Compensation Committee has the authority to designate the participants in the Severance Plan and the level of benefits each such participant will be eligible to receive upon a qualifying termination of employment.
 Under the Severance Plan, upon a termination of a participant’s employment by the Company without “cause” or the resignation by a participant for “good reason” (each, an “Involuntary Termination”), or upon an Involuntary Termination in connection with, or within 12 months following, a “change in control” (a “Change in Control Termination”), participants in the Severance Plan generally will be entitled to receive the following severance benefits:
Enphase Energy, Inc. | 2022 Proxy Statement | 42

•a lump sum cash payment equal to the sum of (a) either 6, 9 or 12 months of the participant’s monthly base salary, and (b) a pro-rata portion of the participant’s target annual bonus calculated at 100% of target levels for the year of termination (the “Pro-rata Target Bonus”);
•Company-paid COBRA premiums for continued health insurance for up to 6, 9 or 12 months;
•in certain cases, accelerated vesting of all or a portion of the participant’s then-outstanding equity awards; and
•an extended period of time to exercise any outstanding vested stock options (and other vested equity awards which carry a right to exercise) held by such participants as of the date of termination, which extended exercisability period will end upon the earlier of (a) one year following the date of termination and (b) the date on which the original term of such equity awards would otherwise expire.
Receipt of the above benefits is subject to the participant’s execution and non-revocation of a release of claims against Enphase and continued compliance with certain restrictive covenants.
The amount of cash severance, the duration of the COBRA payment period, and the percentage of accelerated vesting of equity awards, if any, varies based on the participant’s designation as a Tier I Participant, Tier II Participant or Tier III Participant and whether the termination is an Involuntary Termination or a Change in Control Termination, as set forth in the table below.

Named Executive Officer	Cash Severance(1)		COBRA Premiums		Accelerated Vesting of Equity Awards(2)
	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination	Involuntary Termination	Change in Control Termination
Badrinarayanan Kothandaraman	12 months	12 months	12 months	12 months	25%	100%
Eric Branderiz	12 months	12 months	12 months	12 months	25%	100%
Jeffrey McNeil	6 months	9 months	6 months	9 months	—%	100%
David Ranhoff	12 months	12 months	12 months	12 months	25%	100%

(1)Participants are also entitled to receive the Pro-rata Target Bonus.
(2)Participants also will have an extended period of time to exercise outstanding equity awards, as described in the fourth bullet above.
In addition, unless otherwise provided in an agreement between a participant and us, if any payments or benefits that a participant would receive in connection with a change in control of us would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and such payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will either be (1) provided to the participant in full or (2) reduced to such lesser amount that would result in no portion of such payments being subject to the excise tax, whichever amount after taking into account all taxes, including the excise tax, would result in the participant’s receipt, on an after-tax basis, of the greatest amount of such payments.
For purposes of the Severance Plan, the following definitions apply:
“Cause,” as determined by the Board acting in good faith and based on information then known to it, means the participant’s: (i) refusal or failure to perform the participant’s material, lawful and appropriate duties; (ii) material violation of Company policy or any written agreement between the Company and the participant; (iii) repeated unexplained or unjustified absence from the Company; (iv) intentional or negligent misconduct; (v) conviction of, or the entering of a plea of nolo contendere with respect to, any felony or a crime involving moral turpitude; (vi) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the participant owes an obligation of non-disclosure as a result of the participant’s relationship with the Company; (vii) commitment of any act of fraud, embezzlement, misappropriation, dishonesty or breach of fiduciary duty against the Company that causes, or is likely to cause, material harm to the Company or its subsidiaries or is intended to result in substantial personal enrichment; or (viii) failure to cooperate with the Company in any investigation or formal proceeding, including any government investigation.
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“Change in Control” means the occurrence of any of the following events:
•any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or
•any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or
•the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or
•any “person” or “group” (as defined in the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of the Company then outstanding.
The term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
“Good Reason” means, without the participant’s written consent: (i) a material reduction or material adverse change in job duties, responsibilities or authority inconsistent with the participant’s position with the Company; provided, however, that any such reduction or change after a Change in Control (or similar corporate transaction that does not constitute a Change in Control) shall not constitute Good Reason by virtue of the fact that the participant is performing similar duties and responsibilities in a larger organization; (ii) a material reduction of the participant’s then current base salary, representing a reduction of more than 10% of the participant’s then current base salary; provided, that an across-the-board reduction in the salary level of all executive officers of the Company by the same percentage amount as part of a general salary level reduction shall not constitute such a material salary reduction; (iii) a material reduction of the participant’s target bonus opportunity; provided, that an across-the-board reduction in the target bonus opportunities of all executive officers of the Company shall not constitute such a material reduction in target bonus opportunity; (iv) the relocation of the principal place for performance of the participant’s duties to the Company to a location more than 50 miles from the Company’s then current location, which relocation is adverse to the participant, except for required travel on the Company’s business; (v) any material breach by the Company of the Severance Plan or any other written agreement between the Company and the participant; or (vi) the failure by any successor to the Company to assume the Severance Plan and any obligations under the Severance Plan; provided, that the participant gives written notice to the Company of the event forming the basis of the termination for Good Reason within 60 days after the date on which the Company gives written notice to the participant of the Company’s affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, the Company fails to cure such basis for the Good Reason resignation within 30 days after receipt of the participant’s written notice and the participant terminates his or her employment within 30 days following the expiration of the cure period.
Calculation of Potential Payments upon Termination or Change in Control
The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control. In calculating the amount of any potential payments to the NEOs, we have assumed the following:
•The applicable triggering event (i.e., qualifying termination of employment and/or change in control) occurred on December 31, 2021.
•The price per share of our common stock is equal to the Nasdaq Stock Market closing price per share on December 31, 2021 $182.94, the last trading day in fiscal 2021.
•Our company does not survive the change in control, and all outstanding incentive awards (and corresponding outstanding dividend equivalents for time-based RSUs and performance-based RSUs) are cashed out and terminated in the transaction.
•Not included in the table below are payments each NEO earned or accrued prior to termination, such as previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.
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Named Executive Officer	Compensation Element	Change in Control-With Termination Without Cause or For Good Reason ($)(1)	Involuntary Termination Without Cause or for Good Reason No Change in Control ($)(2)
Badrinarayanan Kothandaraman	Cash Severance	900,000	900,000
	Option Acceleration(3)	—	—
	Restricted Stock Unit Acceleration(4)	10,976,400	2,744,100
	Performance Stock Unit Acceleration(5)	10,976,400	2,744,100
	Continuation of Benefits(6)	31,008	31,008

Eric Branderiz	Cash Severance	700,000	700,000
	Restricted Stock Unit Acceleration(4)	12,897,270	3,224,318
	Performance Stock Unit Acceleration(5)	6,037,020	1,509,255
	Continuation of Benefits(6)	31,008	31,008

Jeffrey McNeil	Cash Severance	497,523	331,682
	Restricted Stock Unit Acceleration(4)	12,348,450	—
	Performance Stock Unit Acceleration(5)	5,488,200	—
	Continuation of Benefits(6)	23,256	15,504

David Ranhoff	Cash Severance	700,000	700,000
	Restricted Stock Unit Acceleration(4)	3,658,800	914,700
	Performance Stock Unit Acceleration(5)	4,390,560	1,097,640
	Continuation of Benefits(6)	31,008	31,008

(1)The amounts shown represent the estimated value of the severance benefits payable under the Severance Plan (and the estimated value of equity acceleration under our stock incentive plans for awards not covered under the Severance Plan) in the event of a qualifying termination of employment in connection with a change in control, as such benefits are described more fully above.
(2)The amounts shown represent the estimated value of the severance benefits payable under the Severance Plan in the event of a termination of employment by us without cause or for Good Reason, as such benefits are described more fully above.
(3)The amounts shown represent the portion of the option award that would have accelerated in connection with the termination or change in control event and are based on the intrinsic value of that portion of the option as of December 31, 2021. These intrinsic values were calculated by multiplying (i) the difference between the Nasdaq Stock Market closing price of a share of our common stock on December 31, 2021 was $182.94, the last trading day in fiscal 2021, and the applicable exercise price by (ii) the number of shares subject to stock options vesting on an accelerated basis on December 31, 2021. Also not included in the table above is any potential value attributable to the extension of a stock option term in connection with certain terminations of employment.
(4)The amounts shown represent the portion of the RSU award that would have accelerated in connection with the termination event and are based on the intrinsic value of that portion as of December 31, 2021. These intrinsic values were calculated by multiplying (i) the Nasdaq Stock Market closing price of a share of our common stock on December 31, 2021 was $182.94, the last trading day in fiscal 2021, by (ii) the number of stock units that would have vested on an accelerated basis on December 31, 2021.
(5)The amounts shown represent the target number of performance-based RSUs that would have accelerated in connection with the termination event and are based on the intrinsic value of those units as of December 31, 2021. These intrinsic values were calculated by multiplying (i) the Nasdaq Stock Market closing price of a share of our common stock on December 31, 2021 was $182.94, the last trading day in fiscal 2021, by (ii) the target number of performance-based RSUs that would have vested on an accelerated basis on December 31, 2021.
(6)For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.
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CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the annual total compensation paid to our median employee, as well as the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our CEO (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
To identify our median employee, we calculated the annual target total direct compensation for 2021 of each employee as of December 31, 2021. We identified the median compensated employee among an employee population of approximately 559 U.S. employees and 1,202 international employees. The number of employees based in India excludes 497 employees who became employees of Enphase through our April 2021 acquisition of the Solar Design Services business of DIN Engineering Services LLP. Except for the employees excluded on the basis of this acquisition, we did not exclude any other employees whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion. For these purposes, annual target total direct compensation included each employee’s (a) base salary or base wages (including overtime, if applicable), (b) target cash incentive opportunity and (c) the grant date fair value of equity awards. We selected this “consistently applied compensation measure,” because it reflects our primary compensation elements across our employee population. All amounts were annualized for permanent employees who did not work for the entire year of 2021. We did not apply any cost-of-living adjustment as part of the calculation. Further, in identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of December 31, 2021. As a result, we substituted an employee near the median whose compensation was viewed as more representative of our median employee.
In accordance with the rules set forth in Item 402(u) of Regulation S-K promulgated under the Exchange Act, we calculated the median employee’s annual total compensation in the same manner as the CEO’s annual total compensation was calculated in the Summary Compensation Table. Our median employee’s annual total compensation was $67,267. Our CEO’s annual total compensation, as reported in the Summary Compensation Table, was $19,019,162. Therefore, our CEO Pay Ratio for 2021 was approximately 283:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.
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DIRECTOR COMPENSATION
Non-Employee Director Compensation
We maintain a non-employee director compensation policy, which became effective for all of our non-employee directors upon our IPO and has been updated from time to time following our IPO. The most recent review and update of the non-employee director compensation policy occurred in 2020.
In 2020, the Compensation Committee reviewed our non-employee director compensation policy in order to ensure that our compensation for directors remains competitive and allows us to attract and retain highly qualified members of our Board. As part of this review, the Compensation Committee engaged AON Consulting, Inc., an independent compensation consultant, to review non-employee director compensation and provide guidance to the committee. Based on this review, effective November 1, 2020, the Compensation Committee determined that in order to attract and retain highly qualified directors, the compensation of the non-employee directors should be updated to be more competitive. As a result, the committee approved a new Non-Employee Director Compensation Policy, which provides the following compensation package for our non-employee directors, which was in effect for 2021.
Cash Compensation Arrangements
Under the non-employee director compensation policy each member of our Board who is not our employee and not affiliated with a venture capital fund who is an investor in the Company was eligible for the following cash compensation for Board services:

Arrangement	Compensation ($)
Annual retainer Board member	50,000
Additional retainer Audit Committee chair	25,000
Additional retainer Audit Committee member	15,000
Additional retainer Compensation Committee chair	20,000
Additional retainer Compensation Committee member	10,000
Additional retainer Nominating and Corporate Governance Committee chair	10,000
Additional retainer Nominating and Corporate Governance Committee member	5,000
Additional retainer Lead Independent Director	20,000
Additional retainer Strategic Committee member	10,000
All Board and committee retainers accrue and are payable on a quarterly basis at the end of each calendar quarter of service. We also reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at Board or committee meetings.
Equity Compensation Arrangements
Our non-employee director compensation policy provides that on the date of each annual stockholders’ meeting, each non-employee director will automatically receive a RSU award with value of $250,000 (calculated using the closing price of our common stock on the Nasdaq Global Market or any successor exchange on the grant date) vesting on a quarterly basis over 12 months and the lead independent director will automatically receive an additional RSU grant with a target value of $20,000 vesting on a quarterly basis over 12 months.
Notwithstanding the foregoing, Joseph Malchow (who joined our Board in February 2020) will not receive equity compensation for serving on our Board during the term of his consulting agreement to assist with and advise us on our digital transformation initiatives and mergers and acquisition opportunities, which was entered into in April 2019. Under the consulting agreement, Mr. Malchow received an RSU award of 75,000 shares, which vests on a quarterly basis over three years from April 2019. Following expiration or termination of the consulting agreement, Mr. Malchow will receive the equity compensation under the non-employee director compensation policy.
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Director Compensation Table
The following table sets forth certain summary information for the year ended December 31, 2021 with respect to the compensation of our non-employee directors. Mr. Kothandaraman, as an employee and executive officer, did not receive any additional compensation for serving on our Board.
2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	RSU Award(1) ($)	Total ($)
Steven J. Gomo	105,000	270,000	375,000
Benjamin Kortlang	85,000	250,000	335,000
Richard Mora	85,000	250,000	335,000
Thurman John Rodgers	85,000	250,000	335,000
Jamie Haenggi	65,000	250,000	315,000
Joseph Malchow	60,000	—	60,000

(1)The dollar amounts in this column represent the aggregate grant date fair value of stock awards granted in fiscal year 2021 calculated in accordance with FASB ASC Topic 718, disregarding the estimate for forfeitures. For a discussion of the valuation methodology used, see Note 16-Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 11, 2022.
Director Outstanding Equity Awards at December 31, 2021
The following table presents the outstanding equity awards held by each of our non-employee Board members as of December 31, 2021;

	OPTION AWARDS		STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Not Exercisable (#)	Number of Shares of Stock or Units That Have Not Vested (#)
Steven J. Gomo	188,099	—	1,033
Benjamin Kortlang	2,475	—	957
Richard Mora	49,285	—	957
Thurman John Rodgers	319,526	—	957
Jamie Haenggi	—	—	957
Joseph Malchow	—	—	12,500
Compensation Committee Interlocks and Insider Participation
Messrs. Rodgers and Mora served on the Compensation Committee for the entire fiscal year ended December 31, 2021. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.
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EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,495,225	(1)	$1.90	(2)	9,718,125	(3)(4)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	5,495,225		$1.90		9,718,125

(1)Includes (i) an aggregate of 2,262,910 shares of common stock to be issued upon exercise of options granted under our 2011 Equity Incentive Plan, (ii) 2,009,758 shares of our common stock issuable as RSUs under our 2011 Equity Incentive Plan and (iii) 1,222,557 shares of our common stock issuable as RSUs under our 2021 Equity Incentive Plan.
(2)Because RSUs do not have an exercise price, the 2,009,758 shares of common stock issuable as RSUs under our 2011 Equity Incentive Plan and 1,222,557 shares of common stock issuable as RSUs under our 2021 Equity Incentive Plan are not included in the calculation of weighted-average exercise price.
(3)Includes 1,754,231 shares of common stock available for future purchase under our 2011 Employee Stock Purchase Plan and 7,963,894 shares of common stock available for issuance under our 2021 Equity Incentive Plan.
(4)As of December 31, 2021, the maximum aggregate number of shares of common stock reserved for issuance under the 2021 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan was 7,963,894 shares and 2,454,231 shares, respectively. This maximum aggregate share reserve is not the same as the shares available for future issuance, which is described in footnote 3 above, as it also includes the automatic increases pursuant to the 2011 Employee Stock Purchase Plan. The number of shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan automatically increases on each January 1, by a lesser of (i) 700,000 shares of common stock or (ii) 1.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, as determined by the Board. On January 1, 2022, the shares available for issuance under the 2011 Employee Stock Purchase Plan automatically increased by 700,000 shares.

Enphase Energy, Inc. | 2022 Proxy Statement | 49

TRANSACTIONS WITH RELATED PERSONS
Policy and Procedures For Review of Related Party Transactions
Our Audit Committee Charter provides that the Audit Committee will review and approve all related party transactions. This review will cover any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.
Certain Transactions With or Involving Related Persons
Since January 1, 2021, we have not been a party to any transactions in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or holders of more than 5% of our capital stock, or any member of the immediate family of any of the above persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this proxy statement.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Enphase stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Enphase. Direct your written request to: Corporate Secretary, Enphase Energy, Inc., 47281 Bayside Parkway, Fremont, CA 94538 or call our Corporate Secretary at +1-707-763-4784. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Enphase Energy, Inc. | 2022 Proxy Statement | 50

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
Enphase Energy, Inc. | 2022 Proxy Statement | 51

By Order of the Board of Directors

Badrinarayanan Kothandaraman President and Chief Executive Officer
Fremont, California
April 8, 2022

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Enphase Energy, Inc., 47281 Bayside Parkway, Fremont, CA 94538.

Enphase Energy, Inc. | 2022 Proxy Statement | 52

APPENDIX A

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)

	Year Ended
	December 31, 2021	December 31, 2020
Net income (GAAP)	$145,449	$133,995
Stock-based compensation	114,286	42,503
Tariff refunds	—	(39,567)
Acquisition related expenses and amortization	10,936	2,502
Non-cash interest expense	44,387	18,825
Loss on partial settlement of Notes due 2024	56,497	3,037
Change in fair value of derivatives	—	44,348
Non-GAAP income tax adjustment	(31,241)	(17,117)
Net income (Non-GAAP)	$340,314	$188,526

Net cash provided by operating activities (GAAP)	$352,028	$216,334
Purchases of property and equipment	(52,258)	(20,558)
Deemed repayment of convertible notes due 2024 attributable to accreted debt discount	15,718	3,132
Free cash flow (Non-GAAP)	$315,488	$198,908
Enphase Energy, Inc. | 2022 Proxy Statement | 53

ENPHASE ENERGY, INC.
SECRETARY
47281 BAYSIDE PARKWAY
FREMONT, CA 94538

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 17, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ENPH2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 17, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74431-P67929 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENPHASE ENERGY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect our two nominees for director named below to hold office as members of the Board of Directors until the 2025 Annual Meeting of the Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Steven J. Gomo
02) Thurman J. "T.J." Rodgers

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Your proxy holder will also vote on any other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Enphase Energy, Inc. | 2022 Proxy Statement | 54

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and CEO Letter to Shareholders are available at www.proxyvote.com.

D74432-P67929

ENPHASE ENERGY, INC.
Annual Meeting of Stockholders
May 18, 2022 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder appoints Badrinarayanan Kothandaraman and Lisan Hung, or either of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENPHASE ENERGY, INC. that the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on May 18, 2022 at www.virtualshareholdermeeting.com/ENPH2022, and any adjournment or postponement thereof with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed. If no such direction is made, this proxy will be voted FOR the nominees listed in proposal 1, and FOR proposals 2 and 3. If any other matters properly come before the meeting, the proxy holders named in this proxy will vote the shares in their discretion.

Continued and to be signed on reverse side

Enphase Energy, Inc. | 2022 Proxy Statement | 55